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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Electro Scientific Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Shareholders

To the Shareholders of Electro Scientific Industries, Inc.:

The Annual Meeting of Shareholders of Electro Scientific Industries, Inc. (ESI) will be held at ESI’s offices, 13900 NW Science Park Drive, Portland, Oregon, on Thursday, October 25, 2007 at 2:00 p.m. Pacific Time, for the following purposes:

1.	To elect three directors for a term of three years.

2.	To approve an amendment to our 2004 Stock Incentive Plan to permit grants to non-employee service providers, implement a “claw-back” provision and make other changes described in the proxy statement.

3.	To ratify the appointment of KPMG LLP as ESI’s independent registered public accounting firm for the ten month period ending March 29, 2008.

4.	To transact any other business that properly comes before the meeting.

Only shareholders of record at the close of business on August 20, 2007 will be entitled to vote at the annual meeting.

Your vote is very important. Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. Promptly voting your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card will ensure the presence of a quorum at the meeting. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Retention of the proxy is not necessary for admission to or identification at the meeting.

By Order of the Board of Directors

/s/ Nicholas Konidaris

Nicholas Konidaris

President and Chief Executive Officer

Portland, Oregon

September 6, 2007

ELECTRO SCIENTIFIC INDUSTRIES, INC.

PROXY STATEMENT

The mailing address of the principal executive offices of the Company is 13900 NW Science Park Drive, Portland, Oregon 97229-5497. The approximate date this proxy statement and the accompanying proxy forms are first being mailed to shareholders is September 6, 2007.

SOLICITATION AND REVOCABILITY OF PROXY

The enclosed proxy is solicited on behalf of the Board of Directors of Electro Scientific Industries, Inc., an Oregon corporation, for use at the Annual Meeting of Shareholders to be held on October 25, 2007. The Company will bear the cost of preparing and mailing the proxy, proxy statement and any other material furnished to the shareholders by the Company in connection with the annual meeting. Proxies will be solicited by use of the mail and the Internet, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone, fax or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing an instrument of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of the Company. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid, unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given.

Common Stock is the only outstanding authorized voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the Annual Meeting is August 20, 2007. On that date there were 28,139,808 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

If you and other residents at your mailing address each own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding,” reduces the Company’s printing and postage costs. If any shareholder residing at that address wishes to receive a separate annual report or proxy statement, write or telephone the Company as follows: Investor Relations, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229, (503) 641-4141. Contact the Company in the same way if you and other residents at your mailing address are receiving multiple copies of the annual report and proxy statement and wish to receive single copies in the future.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to the Company’s Bylaws, the Board of Directors is divided into three classes, and the term of office of one class expires each year. The terms of Frederick A. Ball, Nicholas Konidaris and Robert R. Walker expire in 2007. Messrs. Ball, Konidaris and Walker are nominees for re-election. Under Oregon law, if a quorum of shareholders is present at the 2007 Annual Meeting, the directors elected will be the three nominees for election as directors for a term ending in 2010 who receive the greatest number of votes cast at the meeting. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for Messrs. Ball, Konidaris and Walker. If any of the nominees for election as director at the 2007 Annual Meeting becomes unavailable for election for any reason (none being known at this time), the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

The following table briefly describes the Company’s nominees for directors and the directors whose terms will continue.

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires

Nominees

Frederick A. Ball, 45, was appointed Senior Vice President and Chief Financial Officer of BigBand Networks, a provider of network platforms for broadband multimedia services, in August 2004. From November 2003 until May 2004, Mr. Ball served as Chief Operating Officer of CallTrex Corporation, a provider of customer service solutions. Prior to his employment with CallTrex, he was employed with Borland Software Corporation, a provider of enterprise software development solutions, from September 1999 until July 2003. Beginning in 1999, he was Senior Vice President and Chief Financial Officer. In October 2002, he was appointed Executive Vice President of Corporate Development and Mergers and Acquisitions. Prior to his employment with Borland, Mr. Ball served as Vice President, Mergers and Acquisitions for KLA-Tencor Corporation, a manufacturer of semiconductor equipment. Mr. Ball served as the Vice President of Finance for KLA-Tencor Corporation following KLA’s merger with Tencor Instruments in 1997.

	2003	2007

Nicholas Konidaris, 63, was appointed President and Chief Executive Officer of ESI in January 2004. From July 1999 to January 2004, Mr. Konidaris served as President and Chief Executive Officer of Advantest America Corp., a holding company for Advantest America, Inc., an automatic test equipment supplier. From July 1997 to July 1999, Mr. Konidaris served as the Chief Executive Officer of Advantest America Corp. Additionally, from July 1997 to January 2004, Mr. Konidaris served as Chairman of the Board, President and Chief Executive Officer of Advantest America, Inc. Mr. Konidaris is also a director of Ultratech, Inc.

	2004	2007

Robert R. Walker, 57, served as Executive Vice President and Chief Financial Officer of Agilent Technologies, Inc., an electronic instrument company, from May 2000 until December 2001. From May 1999 until May 2000, he was Senior Vice President and Chief Financial Officer. During 1997 and 1998, Mr. Walker served as Vice President and General Manager of Hewlett-Packard’s Professional Services Business Unit. From 1993 to 1997, he led Hewlett-Packard’s information systems function, serving as Vice President and Chief Information Officer from 1995 to 1997. Mr. Walker is also a director of Brocade Communication Systems, Inc.

	2003	2007

Directors Whose Terms Continue
Jon D. Tompkins, 67, (Chairman) retired as Chief Executive Officer of KLA-Tencor Corporation, a manufacturer of semiconductor equipment, in 1998 and retired as Chairman of the Board of Directors of KLA-Tencor in June 1999. In addition, Mr. Tompkins is a member of the Board of Directors of Cymer, Inc. and Credence Systems.	1998	2009

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires

Barry L. Harmon, 53, served as President and Chief Executive Officer of ESI from April 2003 until January 2004. From July 2000 until September 2001, Mr. Harmon served as Senior Vice President—West Coast Operations for Avocent Corporation, a provider of KVM switching and solutions. Avocent is the company resulting from the merger of Apex, Inc. with Cybex Computer Products in 2000. Mr. Harmon served as Chief Financial Officer of Apex, Inc., also a provider of KVM switching and solutions, from 1999 until its merger with Cybex. From 1992 to 1999, he was Senior Vice President and Chief Financial Officer of ESI.

	2002	2008

Keith L. Thomson, 68, retired as Vice President and Oregon Site Manager of Intel Corporation, a manufacturer of chips, computers, networking and communications products, in 1998. Mr. Thomson joined Intel in 1969 and moved to Intel’s Oregon operation in 1978.	1994	2009

Gerald F. Taylor, 67, retired in 1998 as Senior Vice President and Chief Financial Officer of Applied Materials, Inc., a manufacturer of semiconductor equipment. He was employed by Applied Materials since 1984. He is also a director of Lithia Motors Inc.	1998	2008

Richard J. Faubert, 59, was appointed President and Chief Executive Officer of AmberWave Systems, Inc., a semiconductor technology company, in September 2003. He served as President, Chief Executive Officer and director of SpeedFam-IPEC, Inc., a manufacturer of semiconductor equipment, from 1998 through 2002. Upon the sale of SpeedFam-IPEC to Novellus Systems, Inc., a capital equipment manufacturer, he served as Executive Vice President of Novellus until April 2003. Prior to his employment with SpeedFam-IPEC, Inc., he held executive and management positions at Tektronix, Inc., a test, measurement, and monitoring company, and GenRad, Inc., an electronics testing and manufacturing company. Mr. Faubert is also on the Board of Directors of Radisys Corp. and is on the North American Advisory Board of Semiconductor Equipment and Materials, Inc.

	2003	2009

W. Arthur Porter, 66, has served as University Vice President for Technology Development at the University of Oklahoma from July 1998 until July 2007. Until June 2005 he also served as the Dean of the College of Engineering and is currently Professor emeritus of electrical and computer engineering and Chairman of Southwest Nanotechnologies Inc. He was formerly the President of the Houston Advanced Research Center. Dr. Porter is also a director of Stewart Information Services Corporation and Bookham, Inc.	1980	2008

CORPORATE GOVERNANCE GUIDELINES AND INDEPENDENCE

The Company’s Board of Directors has approved and adopted the Corporate Governance Guidelines and Governance and Nominating Committee Charter that are on the Company’s website at www.esi.com. Under the Company’s Corporate Governance Guidelines, which reflect the current standards for “independence” under the Nasdaq National Market listing standards and the Securities and Exchange Commission rules, two-thirds of the members of the Board of Directors must be independent as determined by the Board of Directors. The Board of Directors has made the following determinations with respect to each director’s independence:

Director	Status (1)
Frederick A. Ball	Independent
Richard J. Faubert	Independent
Barry L. Harmon	Not Independent (2)
Nicholas Konidaris	Not Independent (3)
W. Arthur Porter	Independent
Gerald F. Taylor	Independent
Keith L. Thomson	Independent
Jon D. Tompkins	Independent
Robert R. Walker	Independent

(1)	The Board’s determination that a director is independent was made on the basis of the standards set forth in the Corporate Governance Guidelines.
(2)	Mr. Harmon served as President and Chief Executive Officer of ESI from April 2003 until January 2004 and therefore is not independent in accordance with the standards set forth in the Corporate Governance Guidelines.
(3)	Mr. Konidaris is President and Chief Executive Officer of ESI and therefore is not independent in accordance with the standards set forth in the Corporate Governance Guidelines.

The Company has also adopted a Code of Conduct and Business Practices applicable to the Company’s directors, officers, employees and agents of ESI and its subsidiaries and a Code of Ethics for Financial Managers. Copies of the Company’s Code of Conduct and Business Practices and Code of Ethics for Financial Managers are available on our website at www.esi.com.

BOARD COMPENSATION

During the last fiscal year the Board of Directors met eight times and each member of the Board of Directors attended at least 75 percent of the aggregate number of the meetings of the Board of Directors and the committees of which he was a member. All directors were reimbursed all reasonable expenses incurred in attending meetings. Directors are expected to attend shareholders meetings. All directors attended the 2006 annual meeting of shareholders.

Directors who are not employees of the Company received the following fees to the extent applicable to the individual directors: (a) an annual cash retainer of $20,000 for Board service, plus $1,500 for each Board meeting attended, $1,000 for each Committee meeting attended and $750 for each telephone meeting attended; (b) an annual fee of $10,000 for service as chair of the Audit Committee and an annual fee of $8,000 for service as chair of a committee other than the Audit Committee; and (c) an annual cash retainer of $50,000 for the service as the Chairman of the Board. The Company also provides for reimbursement in the amount of $2,500 every two years for continuing education programs relating to the performance of duties of a director of a public company.

On July 21, 2005, each director who was not a full-time employee of the Company was granted an option under the 2004 Stock Incentive Plan to purchase 10,000 shares of Common Stock. On May 26, 2006, each director who was not a full-time employee of the Company was granted an option under the 2004 Stock Incentive Plan to purchase 5,000 shares of Common Stock. These options have an exercise price equal to 100% of fair market value on the date of grant and a term of 10 years. The grants became fully exercisable on May 26, 2006, with the sale of the shares subject to the option being restricted for three years from the grant date.

On July 20, 2006, each director who was not a full-time employee of the Company was granted 2,775 restricted stock units under the 2004 Stock Incentive Plan. These units vest one-third on each of the first three anniversaries of the grant date. If a director retires during the vesting period in accordance with the Board’s retirement policy, the units to vest during the year in which retirement occurs will be prorated for such period.

The following table shows compensation earned by the Company’s non-employee directors in fiscal 2007.

FISCAL YEAR 2007 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)		Option Awards (2) ($)		Total ($)
Frederick A. Ball	$45,500	$14,659	(3)	$64,199	(4)	$124,358
Richard J. Faubert	$49,000	$14,659	(3)	$64,199	(4)	$127,858
Barry L. Harmon	$30,500	$14,659	(3)	$2,664	(5)	$47,823
W. Arthur Porter	$39,000	$14,659	(3)	$18,651	(6)	$72,310
Gerald F. Taylor	$37,500	$14,659	(3)	$18,651	(6)	$70,810
Keith L. Thomson	$47,500	$14,659	(3)	$18,651	(6)	$80,810
Jon D. Tompkins	$80,000	$14,659	(3)	$18,651	(6)	$113,310
Robert R. Walker	$45,500	$14,659	(3)	$60,265	(7)	$120,424

Footnotes:

(1)	Represents the amount of compensation expense recognized under FAS 123R in fiscal 2007 for all unvested restricted stock awards, excluding estimated forfeitures. Compensation expense is equal to the value of the restricted shares based on the closing market price of the Company’s Common Stock on the grant date, and is recognized ratably over the vesting period, which is generally five years for time based restricted stock and 3 years for performance based restricted stock. Each of the Directors in the table shown above holds 2,775 unvested restricted stock units.
(2)	Represents the amount of compensation expense recognized under FAS 123R in fiscal 2007 for all unvested stock options, excluding estimated forfeitures. Compensation expense is equal to the value of the options estimated using the Black-Scholes option pricing model, and is recognized over the vesting period. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed in the Notes to Consolidated Financial Statements and in our annual report on Form 10-K for the year ended June 2, 2007. Directors hold outstanding options for the following number of shares of our common stock: Frederick A. Ball, 55,000; Richard J. Faubert, 55,000; Barry L. Harmon, 71,000; W. Arthur Porter, 62,500; Gerald F. Taylor, 61,000; Keith L. Thomson, 67,000; Jon D. Tompkins, 73,500; and Robert R. Walker, 55,000.
(3)	The grant date fair value for this award was $50,644 on July 20, 2006.
(4)	Comprised of an option for 6,000 shares granted on July 31, 2003 that has a grant date fair value of $64,168 and an option for 24,000 shares granted on October 30, 2003 that has a grant date fair value of $354,631.
(5)	Comprised of an option for 6,000 shares granted on July 31, 2002 that has a grant date fair value of $67,102.
(6)	Comprised of an option for 6,000 shares granted on July 31, 2002 that has a grant date fair value of $67,102 and an option for 6,000 shares granted on July 31, 2003 that has a grant date fair value of $64,168.
(7)	Comprised of an option for 30,000 shares granted on October 30, 2003 that has a grant date fair value of $443,289.

BOARD COMMITTEES

The Company maintains an Audit Committee that currently consists of Frederick A. Ball (Chairman), Gerald F. Taylor and Robert R. Walker. All of the members of the Audit Committee are “independent directors” within the meaning of Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards and pursuant to the criteria established in Section 10A(m) of the Securities Exchange Act of 1934, as amended. Each of Messrs. Ball, Taylor and Walker has financial reporting oversight experience, including serving as chief financial officer of a public company. See “Proposal 1: Election of Directors” for their biographies. The Board of Directors has determined that each of Messrs. Ball, Taylor and Walker is an audit committee financial expert as defined in SEC rules. The Audit Committee meets with management and with representatives of ESI’s independent registered public accounting firm, KPMG LLP, including meetings without the presence of management. The Audit Committee met twelve times in fiscal 2007.

The Company maintains a Compensation Committee that currently consists of Keith L. Thomson (Chairman), Richard J. Faubert and Jon D. Tompkins. All members of the Compensation Committee have been determined to be independent by the Board of Directors in accordance with the Nasdaq National Market listing standards and Securities and Exchange Commission rules. None of the members of the Compensation Committee are current or former officers or employees of the Company. The Compensation Committee makes recommendations to the Board of Directors concerning officers’ compensation and has been delegated authority to grant options and other awards under the Company’s stock incentive plan. For additional information about the Compensation Committee, see “Compensation Discussion and Analysis,” set forth below. The Compensation Committee met six times in fiscal 2007.

The Company maintains a Corporate Governance and Nominating Committee that currently consists of Jon D. Tompkins (Chairman), Keith L. Thomson and Skip Porter. All members of the Corporate Governance and Nominating Committee have been determined to be independent by the Board of Directors in accordance with the Nasdaq National Market listing standards and Securities and Exchange Commission rules. The Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities related to seeking candidates for membership on the Board of Directors, assessing the corporate governance policies and processes of the Board of Directors and reviewing from time to time the policies of the Board of Directors related to director qualifications, compensation, tenure and retirement. The Corporate Governance and Nominating Committee met four times in fiscal 2007.

DIRECTOR NOMINATION POLICY

Shareholders may recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Corporate Governance and Nominating Committee c/o Chairman of the Corporate Governance and Nominating Committee, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Corporate Governance and Nominating Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by January 31, 2008 will be considered for nomination for election at the 2008 Annual Meeting of Shareholders. Recommendations received after January 31, 2008 will be considered for nomination for election at the 2009 Annual Meeting of Shareholders. Following the identification of the director candidates, the Corporate Governance and Nominating Committee will meet to discuss and consider each candidate’s qualifications and shall determine by majority vote the candidate(s) whom the Corporate Governance and Nominating Committee believes would best serve the Company. In evaluating director candidates, the Corporate Governance and Nominating Committee will consider a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee believes that candidates for director should have certain minimum qualifications, including high ethical character, a reputation that enhances the image and reputation of the Company, being highly accomplished and a leader in his or her respective field, relevant expertise and experience, the ability to exercise sound business judgment and the ability to work with management collaboratively and constructively. In addition, the Committee believes that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules and that at least two-thirds of the members of the Board should meet the definition of independent under Nasdaq National Market listing standards and Securities and Exchange Commission rules. The Committee also believes the Company’s Chief Executive Officer should participate as a member of the Board. A candidate recommended by a shareholder will be evaluated in the same manner as a candidate identified by the Committee.

COMMUNICATIONS WITH BOARD

Any shareholder who desires to communicate with the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Corporate Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the Board of Directors in a timely manner.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR the election of the nominees named in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of June 2, 2007 (or such other date as otherwise indicated in the footnotes below) by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each of the Company’s current directors and nominees for director, (iii) each individual named in the Summary Compensation Table and (iv) all current directors and executive officers of the Company as a group. Applicable percentage of ownership is based on 28,766,499 shares of Common Stock outstanding as of June 2, 2007 together with applicable options and restricted stock units held by such shareholders. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after June 2, 2007 and shares of Common Stock underlying restricted stock units currently vested or vesting within 60 days after June 2, 2007 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Approximate Percent of Class
Frederick A. Ball	55,925	(2)	*
Robert DeBakker	99,488	(3)	*
Richard J. Faubert	55,925	(4)	*
Barry L. Harmon	71,925	(5)	*
Nicholas Konidaris	673,907	(6)	2.3%
John Metcalf	1,971		*
Kerry L. Mustoe	63,250	(7)	*
W. Arthur Porter	60,425	(8)	*
Gerald F. Taylor	64,925	(9)	*
Keith L. Thomson	61,925	(10)	*
Jon D. Tompkins	77,925	(11)	*
Robert R. Walker	57,925	(12)	*
Tung H. Tom Wu	107,000	(13)	*
Barclays Global Investors NA (CA) 1 Churchill Place, London, England	1,472,806	(14)	5.1%
Dimensional Fund Advisors LP 1299 Ocean Avenue, Santa Monica, CA 90401	2,311,045	(15)	5.9%
Franklin Resources, Inc. One Franklin Parkway, San Mateo, CA 94403	1,704,333	(16)	8.0%
Nierenberg Investment Management Company Inc. 19605 NE 8th Street, Camas, WA 98607	3,456,884	(17)	12.0%
Third Avenue Management LLC 622 Third Avenue, New York, NY 10017	3,945,438	(18)	13.7%
13 directors and executive officers as a group	1,452,516		5.0%

*	Less than 1 percent.
(1)	Shares are held directly with sole investment and voting power unless otherwise indicated.
(2)	Includes 55,925 shares subject to stock options exercisable within 60 days of June 2, 2007.
(3)	Includes 98,000 shares subject to stock options exercisable within 60 days of June 2, 2007.
(4)	Includes 55,925 shares subject to stock options exercisable within 60 days of June 2, 2007.
(5)	Includes 71,925 shares subject to stock options exercisable within 60 days of June 2, 2007.
(6)	Includes 630,000 shares subject to stock options exercisable within 60 days of June 2, 2007.
(7)	Includes 63,250 shares subject to stock options exercisable within 60 days of June 2, 2007.
(8)	Includes 60,425 shares subject to stock options exercisable within 60 days of June 2, 2007.
(9)	Includes 61,925 shares subject to stock options exercisable within 60 days of June 2, 2007.
(10)	Includes 61,925 shares subject to stock options exercisable within 60 days of June 2, 2007.

(11)	Includes 75,925 shares subject to stock options exercisable within 60 days of June 2, 2007.
(12)	Includes 55,925 shares subject to stock options exercisable within 60 days of June 2, 2007.
(13)	Includes 105,000 shares subject to stock options exercisable within 60 days of June 2, 2007.
(14)	Based solely on information set forth in a Schedule 13F filed with the Securities and Exchange Commission on May 14, 2007, in which the entity reported its beneficial ownership as of March 31, 2007.
(15)	Based solely on information set forth in a Schedule 13F filed with the Securities and Exchange Commission on April 18, 2007, in which the entity reported its beneficial ownership as of March 31, 2007.
(16)	Based solely on information set forth in a Schedule 13F filed with the Securities and Exchange Commission on May 3, 2007, in which the entity reported its beneficial ownership as of March 31, 2007.
(17)	Based solely on information set forth in a Schedule 13D/A filed with the Securities and Exchange Commission on April 10, 2007, in which the entity reported its beneficial ownership as of April 10, 2007.
(18)	Based solely on information set forth in a Schedule 13F filed with the Securities and Exchange Commission on May 14, 2007, in which the entity reported its beneficial ownership as of March 31, 2007.

EXECUTIVE OFFICERS

Name	Age	Position
Nicholas Konidaris	63	President, Chief Executive Officer and Director
John Metcalf	57	Senior Vice President of Administration, Chief Financial Officer and Corporate Secretary
Robert DeBakker	49	Vice President of Operations
Tung H. Tom Wu	46	Vice President of Worldwide Sales
Kerry L. Mustoe	51	Vice President, Corporate Controller and Chief Accounting Officer

See Mr. Konidaris’s biography under “Proposal 1: Election of Directors”.

On September 11, 2006, John Metcalf joined the Company as Senior Vice President of Administration, Chief Financial Officer and Corporate Secretary. Since 2002, Mr. Metcalf, age 57, has been a partner in Tatum CFO Partners, LLP (“Tatum”), a national partnership of more than 350 professional chief financial officers. Mr. Metcalf will remain a partner in Tatum during his employment with the Company. From 2004 through September 2006, Mr. Metcalf acted as the full-time Chief Financial Officer for Siltronic Corporation, a wafer manufacturing company. Since 2004, Mr. Metcalf also served as a director and member of the audit committee of ParkerVision, Inc. From 2003 to 2004, Mr. Metcalf served as Chief Financial Officer of AELRx, a pharmacy benefits consulting company, and during 2001 he served as Vice President of Finance and Chief Financial Officer of Zight Corporation, a microdisplay company. On July 30, 2007, the Company announced that Mr. Metcalf will be leaving the Company on September 29, 2007.

Mr. DeBakker was appointed Vice President of Operations in September 2004. From 2000 to 2004, he was employed with IBM, first as Vice President i/p Series Manufacturing, then as Vice President Strategy Integrated Supply Chain and finally as Vice President x Series Integrated Supply Chain. From 1997 to 2000, Mr. DeBakker was Vice President of Operations of Sequent Computer Systems, a manufacturer and provider of information technology solutions.

Mr. Wu was appointed Vice President of Worldwide Sales in January 2006. From 2004 to 2006, he was Vice President of Regional Sales at KLA-Tencor, a manufacturer of semiconductor capital equipment. From 1995 to 2004, he was Vice President of Regional Sales and General Manager of a division of Novellus Systems, Inc., a capital equipment manufacturer.

Ms. Mustoe has served as the Company’s Corporate Controller and Chief Accounting Officer since September 2003. In December 2005 she was appointed Interim Chief Financial Officer and served as such until September 2006. She was appointed Vice President on January 18, 2007. Prior to joining the Company, Ms. Mustoe held director of accounting and finance positions at technology firms including FEI Company, a provider of products and systems used in the nanotechnology industry in 2003, Oresis Communications, a provider of switching products for the telecommunication industry, from 2001 through 2002, and RadiSys Corporation, a provider of communications systems components, from 1999 to 2001. Prior to that, Ms. Mustoe was accounting director at Sequent Computer Systems, a manufacturer and provider of information technology solutions, and an auditing manager and certified public accountant with PricewaterhouseCoopers in Portland, Oregon.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid or accrued for services to the Company in all capacities for fiscal year 2007 for:

•	The Company’s Chief Executive Officer;

•	The Company’s Chief Financial Officer;

•	The two other individuals who were serving as executive officers of the Company at the end of the last completed fiscal year; and

•	One additional individual for whom disclosure would have been required but for the fact that she was not serving as an executive officer at the end of the last completed fiscal year.

The above individuals are referred to hereafter as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (3) ($)		Total ($)
Nicholas Konidaris President, and Chief Executive Officer	2007	$475,000	—	$491,060	—	$739,918	$7,359		$1,713,337

John Metcalf (4) Sr. Vice President of Administration, Chief Financial Officer and Secretary	2007	$196,442	—	$58,458	$169,829	$172,343	$5,738		$602,810

Robert DeBakker Vice President of Operations	2007	$230,334	—	$71,344	$130,574	$213,159	$7,000		$652,411

Tung H. Tom Wu Vice President of Worldwide Sales	2007	$260,000	—	$51,396	—	$240,614	$186,649	(6)	$738,659

Kerry L. Mustoe (5) Vice President of Finance, Corporate Controller and Chief Accounting Officer	2007	$172,260	$50,000	$47,948	$46,348	$119,174	$6,950		$442,680

(1)	Represents the amount of compensation expense recognized under FAS 123R in 2007 for all unvested restricted stock awards, excluding estimated forfeitures. Compensation expense is equal to the value of the restricted shares based on the closing market price of the Company’s Common Stock on the grant date, and is recognized ratably over the vesting period, which range from one to five years.
(2)	Represents the amount of compensation expense recognized under FAS 123R in 2007 for all unvested stock options, excluding estimated forfeitures. Compensation expense is equal to the value of the options estimated using the Black-Scholes option pricing model, and is recognized over the vesting period. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed in the Notes to Consolidated Financial Statements and in our annual report on Form 10-K for the year ended June 2, 2007.
(3)	Except as otherwise indicated, represents 401(k) matching contributions made by the Company.
(4)	Mr. Metcalf commenced employment as Sr. Vice President of Administration, Chief Financial Officer and Secretary on September 11, 2006.
(5)	Ms. Mustoe also served as Interim Chief Financial Officer and Secretary until September 11, 2006.
(6)	Represents perquisites for expatriate benefits for Mr. Wu. This total includes $55,528 towards housing, $33,145 towards dependent’s educational expenses and $50,000 towards taxes. These items are specifically identified because they are over $25,000 or 10% of the total value.

FISCAL YEAR 2007 GRANTS OF PLAN-BASED AWARDS

The following table contains information concerning the fiscal 2007 bonus opportunities for the named executive officers and the restricted stock unit awards and stock option awards granted to the named executive officers in fiscal 2007.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Nicholas Konidaris	—	$—	$475,000	$950,000	—	—	—	—		—		—	—
	7/19/2006	—	—	—	—	10,000	20,000	—		—		—	$187,600
	7/19/2006	—	—	—	—	—	—	10,000	(3)	—		—	$187,600
	10/4/2006	—	—	—	—	4,000	4,000	—		—		—	$83,120

John Metcalf	—	$—	$162,000	$324,000	—	—	—	—		—		—	—
	9/11/2006	—	—	—	—	—	—	4,000	(4)	—		—	$79,320
	9/11/2006	—	—	—	—	—	—	—		100,000	(5)	$19.83	$939,850

Robert DeBakker	—	$—	$138,000	$276,000	—	—	—	—		—		—	—
	7/19/2006	—	—	—	—	6,000	12,000	—		—		—	$112,560
	7/19/2006	—	—	—	—	—	—	4,000	(3)	—		—	$75,040

Tung H. Tom Wu	—	$—	$156,000	$312,000	—	—	—	—		—		—	—
	7/19/2006	—	—	—	—	6,000	12,000	—		—		—	$112,560
	7/19/2006	—	—	—	—	—	—	10,000	(3)	—		—	$187,600

Kerry L. Mustoe	—	$—	$77,400	$154,800	—	—	—	—		—		—	—
	7/19/2006	—	—	—	—	2,000	4,000	—		—		—	$37,520
	7/19/2006	—	—	—	—	—	—	2,000	(3)	—		—	$37,520

(1)	Represents the incentive for 2007 under the Company’s Annual Executive Team Bonus Plan and estimated payouts at threshold, target and maximum levels of performance. The actual amount earned by each Named Officer for fiscal year 2007 is set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”
(2)

Represents performance-based restricted stock unit awards. Performance conditions are based on the average earnings/loss per share of the Company for fiscal 2007-2009 as compared to the average earnings/loss per share of the Company for fiscal 2004-2006, relative to that same comparison for a selected peer group of companies. The units vest proportionately, depending on the Company’s percentile rank versus the peer group, with none of the units vesting for a ranking below the 25th percentile and 200% of the units vesting for a ranking at or above the 90th percentile. 100% of the units vest at a 50th percentile ranking. The Compensation Committee has the discretion to permit vesting of the units for a ranking below the 25th percentile.

(3)	Represents restricted stock units granted on July 19, 2006 that vest 100% at the end of five years.
(4)	Represents a new hire restricted stock unit grant to John Metcalf on September 11, 2006 that vests 50% on December 11, 2006 and 50% in one year and 90 days from the date of hire. Pursuant to the Company’s Separation and Release Agreement with Mr. Metcalf, these restricted stock units will become fully vested, to the extent not previously vested, on the final day of his employment with the Company.
(5)	Represents a new hire option grant to John Metcalf on September 11, 2006 that vests 25% a year over 4 years.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

The following table sets forth the information concerning outstanding options and unvested restricted stock units by the named executive officers at June 2, 2007.

Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (18) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (18) ($)
	Exercisable		Unexercisable
Nicholas Konidaris	70,000	(1)	—		—	$20.00	5/23/2016	10,000	(11)	$207,200	3,450	(18)	$71,484
	100,000	(2)	—		—	$19.42	7/20/2015	20,000	(12)	$414,400	10,000	(19)	$207,200
	40,000	(3)	—		—	$25.50	7/12/2014	20,000	(13)	$414,400	—		—
	420,000	(4)	—		—	$25.71	1/6/2014	—		—	—		—
John Metcalf	—		100,000	(7)	—	$19.83	9/10/2016	2,000	(15)	$41,440	—		—
Robert DeBakker	35,000	(1)	—		—	$20.00	5/23/2016	4,000	(11)	$82,880	6,000	(19)	$124,320
	38,000	(5)	—		—	$19.84	7/19/2015	10,000	(14)	$207,200	—		—
	25,000	(6)	25,000	(6)	—	$17.32	9/26/2014	—		—	—		—
Tung H. Tom Wu	25,000	(1)	—		—	$20.00	5/23/2016	10,000	(11)	$207,200	6,000	(19)	$124,320
	80,000	(8)	—		—	$24.49	1/15/2016	—		—	—		—
Kerry L. Mustoe	20,000	(1)	—		—	$20.00	5/23/2016	2,000	(11)	$41,440	2,000	(19)	$41,440
	15,000	(5)	—		—	$19.84	7/19/2015	3,500	(16)	$72,520	—		—
	9,000	(9)	—		—	$16.92	4/19/2015	—		—	—		—
	8,000		—		—	$25.00	11/12/2013	—		—	—		—
	11,250	(10)	3,750	(11)	—	$20.16	9/1/2013	—		—	—		—

(1)	Option granted on May 24, 2006 and became 100% exercisable on May 26, 2006. The shares underlying the option are subject to sale restrictions that lapse for one-third of the shares on the first three anniversaries of the grant date.
(2)	Option granted on July 21, 2005 and became 100% exercisable on May 26, 2006. The shares underlying the option are restricted from being sold for a period of 3 years from the grant date.
(3)	Option granted on July 13, 2004 and becomes exercisable for 25% of the shares on the first four anniversaries of the grant date. Effective January 25, 2005 the vesting of the option was accelerated to be 100% vested on January 25, 2005, however sale is restricted to the original vesting schedule.
(4)	Option granted on January 7, 2004 and becomes exercisable for 25% of the shares on the first four anniversaries of the grant date. Effective January 25, 2005 the vesting of the option was accelerated to be 100% vested on August 26, 2005, however sale is restricted to the original vesting schedule.
(5)	Option granted on July 20, 2005 and became 100% exercisable on May 26, 2006. The shares underlying the option are restricted from being sold for a period of 3 years from the grant date.
(6)	Vests 50% on September 27, 2007 and 50% on September 27, 2008.
(7)	Vests 25% on September 11, 2007; 25% on September 11, 2008; 25% on September 11, 2009 and 25% on September 11, 2010.
(8)	Option granted on January 16, 2006 and became 100% exercisable on the grant date. The shares underlying the option are subject to sale restrictions that lapse for one-fourth of the shares on the first four anniversaries of the grant date.
(9)	Option granted on April 20, 2005 and became 100% exercisable on April 20, 2006. The shares underlying the option are restricted from being sold for a period of 3 years from the grant date.
(10)	Vests 100% on September 2, 2007.
(11)	Vests 100% on July 19, 2011 subject to employment criteria.
(12)	Vests 100% on July 22, 2009 subject to employment criteria.
(13)	Vests 100% on July 22, 2009 subject to employment criteria.
(14)	Vests 100% on July 20, 2010 subject to employment criteria.
(15)	Pursuant to the Company’s Separation and Release Agreement with Mr. Metcalf, these restricted stock units will become fully vested, to the extent not previously vested, on the final day of his employment with the Company.
(16)	Vests 100% on May 31, 2008 subject to employment criteria.
(17)	Based on closing stock price on June 1, 2007 of $20.72.
(18)	Performance/Time Based Restricted Stock Units cliff vest five years after grant date if certain levels of performance are achieved in fiscal 2007. Based on fiscal 2007 results, it was determined at the July 26, 2007 Board meeting that 3,450 shares will be issued five years after the grant date of October 4, 2006 subject to employment criteria.
(19)	Vests 100% on July 19, 2009 if certain levels of performance are achieved as compared to the peer group companies (as defined in the “Compensation Discussion and Analysis” below).

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2007

The following table sets forth information with respect to options that were exercised and stock awards that vested with respect to the named executive officers in fiscal year 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Nicholas Konidaris	—	—	22,520	$522,464	(1)
John Metcalf	—	—	2,000	$39,820
Robert DeBakker	—	—	—	—
Tung H. Tom Wu	—	—	—	—
Kerry L. Mustoe	—	—	—	—

(1)	These shares were earned with respect to the three fiscal year period ending with fiscal 2007, but were vested based upon completion of the fiscal 2007 audit on August 13, 2007.

FISCAL YEAR 2007 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Fiscal 2007 ($)		Registrant Contributions in Fiscal 2007 ($)	Aggregate Earnings in Fiscal 2007 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 6/2/2007 ($)
Nicholas Konidaris	$231,421.06	(1)	—	$22,172.08	—	$253,593.14
John Metcalf	—		—	—	—	—
Robert DeBakker	—		—	—	—	—
Tung H. Tom Wu	—		—	—	—	—
Kerry L. Mustoe	—		—	—	—	—

(1)	Included as part of reported bonus in the Summary Compensation Table for fiscal year 2006.

Under the Company’s nonqualified deferred compensation plan, executives can generally elect to defer receipt of up to 50% of their salary and 100% of their bonuses. Cash amounts credited to the Deferred Compensation Plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to 10 years, as elected by the executive. Effective in fiscal year 2007, officers and other eligible employees may defer payment of restricted stock units granted to them by the Company. Payment will be in shares of Company Common Stock under the same terms as cash amounts. The Company intends to set aside amounts in a grantor trust to cover the Company’s obligation to pay deferred compensation.

EQUITY COMPENSATION PLAN INFORMATION

Set forth in the table below is certain information regarding the number of shares of Common Stock that were subject to outstanding stock options or other compensation plan grants and awards at June 2, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders (1)	3,004,637	(2)	$20.51	5,463,118	(3)
Equity compensation plans not approved by security holders (4)	1,510,979		$30.31	—

Total	4,515,616		$23.79	5,463,118

(1)	These plans consist of the 1990 Employee Stock Purchase Plan, the 2004 Stock Incentive Plan and the following Plans which in October 2004 were replaced by the 2004 Stock Incentive Plan with respect to shares of stock remaining available for issuance under the plans or that become available for issuance under the plans: (i) the 1989 Stock Option Plan, (ii) the 2000 Stock Option Incentive Plan, (iii) the 2000 Stock Option Plan and (iv) the 1996 Stock Incentive Plan.
(2)	Includes 223,194 restricted stock units which will vest only if specific performance or service measures are met.
(3)	Includes 751,080 shares available for issuance under the 1990 Employee Stock Purchase Plan.
(4)	Consists of inducement grants and options outstanding under the 2000 Stock Option Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance and Change in Control Compensation

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to named executive officers of the Company in the event of a termination of employment under various circumstances.

The Company entered into an Employment Agreement containing change in control and severance provisions with Nicholas Konidaris at the time of his employment as CEO of the Company. Under the terms of that agreement, Mr. Konidaris is entitled to certain benefits if he is terminated by the Company without cause or if he terminates employment for good reason (a “qualifying termination”). “Cause” generally includes willful and continued failure to perform duties, willful engagement in illegal conduct that is materially injurious to the Company and willful failure to follow material written policies of the Company. “Good reason” generally includes a diminution of position or responsibilities, failure to nominate Mr. Konidaris to the Board of Directors, a reduction in base salary, failure to provide a benefit required by the Employment Agreement or a requirement to relocate outside of Portland, Oregon.

The table on the following page sets forth the estimated benefits payable to Mr. Konidaris (i) if there is no change in control of the company and his employment was involuntarily terminated without cause on June 2, 2007 and (ii) if there was a change in control of the Company on June 2, 2007 and his employment was involuntarily terminated by the Company or terminated with good reason by him on that date. Under this agreement, a change in control is generally defined to include:

•

Any merger or other reorganization of the Company unless (1) as a result of the transaction, at least 50% of the outstanding securities voting generally in the election of directors are owned by the Company’s shareholders in substantially the same proportions as they were owned immediately prior to the transaction; (2) no person owns more than 50% of the outstanding shares of the surviving entity in the merger; and (3) more than 50% of the members of the Board of the surviving entity in the merger were members of the Board at the time the merger was approved;

•	The sale of substantially all of the assets or the liquidation or dissolution of the Company;

•

The nomination and election in a two-year period of a majority of directors by persons other than the incumbent directors, unless each new director elected during the two-year period was nominated or elected by two-thirds of the incumbent directors then in office and voting; and

•	The acquisition by any person of 50% or more of the Company’s outstanding voting securities.

In connection with his Employment Agreement, Mr. Konidaris entered into an Employee Confidentiality, Non Competition and Assignment Agreement with the Company under which he agreed not to compete with the Company (other than in the high volume, semiconductor automated test equipment business) for two years following the termination of his employment unless his employment is terminated by the Company with cause or by him without good reason, in which case the non-competition period will be one year.

In addition, during fiscal 2007 the Company entered into Change in Control Severance Agreements with three key executives: Tong H. Tom Wu, John Metcalf and Robert DeBakker. Under the terms of these agreements, the officer is entitled to change in control benefits if he is terminated by the Company other than for cause, disability or retirement or if he terminates employment for good reason. “Cause” generally includes willful and continued failure to perform duties, the conviction of guilty or entering of a nolo contendere plea to a felony that is materially injurious to the Company and the commission of an act that constitutes gross negligence or gross misconduct. “Good reason” generally includes a diminution of position or responsibilities, a reduction in base salary, bonus or incentive opportunity and a requirement to be based more than 50 miles from the principal office at which the executive was based immediately prior to the change in control. Under these agreements, a change in control is generally defined to include:

•

Any merger or other reorganization of the Company where the holders of the outstanding voting securities immediately prior to the merger or reorganization do not continue to hold at least 50% of voting securities after the merger or reorganization;

•	The sale of substantially all of the assets or the liquidation or dissolution of the Company;

•

The nomination and election in a two-year period of a majority of directors by persons other than the incumbent directors, unless each new director elected during the two-year period was nominated or elected by two-thirds of the incumbent directors then in office and voting; and

•	The acquisition by any person of 50% or more the Company’s outstanding voting securities.

The table below sets forth the estimated benefits payable to each named executive officer (i) if there is no change in control of the company and the named executive officer’s employment was involuntarily terminated without cause on June 2, 2007 and (ii) if there was a change in control of the Company on June 2, 2007 and the named executive officer’s employment was involuntarily terminated by the Company or terminated with good reason by the named executive officer on that date.

	Nicholas Konidaris (1)
Executive Benefits and Payments Upon Termination or Change in Control	Involuntary Not for Cause Termination (no CIC)	Involuntary or Good Reason Termination (CIC)	Change in Control (without regard to termination)
Compensation:
Base Salary	$950,000	$950,000
Cash Bonus Plan	—	$950,000
Restricted Stock Units Unvested/Accelerated	—	$1,314,687	$1,314,687
Benefits and Perquisites:
Post-termination Insurance Benefits	$24,600	$36,901

Total:	$974,600	$3,251,588	$1,314,687

	John Metcalf (2)			Robert Debakker (2)			Tung H. Tom Wu (2)		Kerry L. Mustoe (3)
Executive Benefits and Payments Upon Termination or Change in Control	Change in Control (without regard to termination)		Involuntary or Good Reason Termination (CIC)	Change in Control (without regard to termination)		Involuntary or Good Reason Termination (CIC)	Change in Control (without regard to termination)	Involuntary or Good Reason Termination (CIC)	Change in Control (without regard to termination)	Involuntary or Good Reason Termination (CIC)
Compensation:
Base Salary			$270,000			$230,000		$260,000
Cash Bonus Plan	$162,000		$162,000	$138,000		$138,000	$156,000	$156,000
Stock Options Unvested/Accelerated	$89,000	(4)		$85,000	(4)
Restricted Stock Units Unvested/Accelerated	$41,440		$31,080	$414,400		$138,133	$331,520	$75,973	$155,400	$64,232
Benefits and Perquisites:
Post-termination Health Benefits			$14,271			$14,271		$14,271
Total:	$292,400		$477,351	$637,400		$520,404	$487,520	$506,244	$155,400	$64,232

(1)	Nicholas Konidaris

a.	Base Salary: Upon termination by executive without good reason or by the Company for cause, only the base salary earned and payable up to the effective date of termination is payable. Upon termination by the Company without cause or by executive for good reason, if no change in control has occurred, two times annual base salary is payable in equal installments coinciding with the Company’s normal pay practices over 24 months. If executive’s termination occurs after July 23, 2008, payments will decrease ratably. Any such payments shall be repaid to the Company by Mr. Konidaris if he materially violates his Employee Confidentiality, Non Competition and Assignment Agreement. Upon involuntary termination or termination for good reason by the executive within 24 months following a change in control, lump sum payment of two times the annual salary is due.
a.	Cash Bonus: Upon termination by executive without good reason or by the Company for cause, only the annual bonus earned and payable up to the effective date of termination is payable. Upon involuntary termination or termination for good reason by the executive within 24 months of a change in control, lump sum payment of two times the annual target cash bonus is due.
b.	Equity-based awards: Amount based on closing stock price on June 1, 2007 of $20.72 and the number of restricted stock units for which vesting is extended or accelerated.

i.	Grants made at the time of Mr. Konidaris’s hire. Upon involuntary termination without cause or termination for good reason by the executive, if no change in control has occurred, continued vesting and exercisability for two years following termination of all options, stock appreciation rights, restricted stock and all other equity-based awards then held by executive. Upon involuntary termination without cause or termination for good reason by the executive within 24 months following a change in control, all equity-based awards then held by executive become immediately vested and exercisable. Upon involuntary termination without cause or termination for good reason by the executive (with or without a change in control), extension of term for exercise of vested and unexpired options and stock appreciation rights until three years after executive’s termination, provided that none shall be exercisable after their expiration under the original terms of grant.
ii.	Grants made after Mr. Konidaris’s hire. Restricted stock unit agreements for awards made prior to July 19, 2006 provide for full acceleration upon a change in control (without regard to termination) and define “change in control” to mean a “change in control event” as defined in IRS Notice 2005-1 or any successor regulation. Restricted stock unit agreements for awards made on or after July 19, 2006 provide for full acceleration upon a change in control (without regard to termination) if the award is not replaced with a substantially equivalent award. These agreements define “change in control” to have the same meaning as the Change in Control Severance Agreements described above.

b.	Other Benefits: Upon involuntary termination without cause or termination for good reason by the executive, if no change in control has occurred, 24 months of health, dental, accident, and life insurance will be provided to the executive and his covered dependents. Not required after executive receives similar benefits from another employer, becomes entitled to benefits under Medicare, or after July 23, 2010. Upon involuntary termination without cause or termination for good reason by the executive within 24 months following a change in control, 36 months of health, dental, accident, and life insurance will be provided to the executive and his covered dependents. Not required after executive receives similar benefits from another employer, becomes entitled to benefits under Medicare, or after July 23, 2010.

(2)	Other Named Executive Officers with Change in Control Agreements

a.	Base Salary: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, payment of one times the annual base salary at the rate in effect immediately prior to the termination, with one-half payable in six monthly installments and the balance paid in a lump sum six months after the date of termination.
b.	Cash Bonus: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, payment of one times the annual target cash bonus is due 6 months after termination. Upon a change in control while executive is employed, lump sum payment of one times the greater of the target bonus or the performance against bonus criteria is due with 30 days of a change in control.
c.	Equity-based awards:

i.	Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, payment must be made for any benefits or awards (including both cash and stock components) which pursuant to the terms of any plans have become payable, but which have not yet been paid.

ii.	Restricted stock unit agreements provide for prorated acceleration of the award if the Company terminates employment other than for cause. Restricted stock unit agreements for awards made prior to July 19, 2006 provide for full acceleration upon a change in control (without regard to termination) and define “change in control” to mean a “change in control event” as defined in IRS Notice 2005-1 or any successor regulation. Restricted stock unit agreements for awards made on or after July 19, 2006 provide for full acceleration upon a change in control if (i) the award is not replaced with a substantially equivalent award or (ii) the executive is terminated without cause or terminates his or her own employment for good reason during the vesting period (in which case the executive shall also receive a cash payment equal to the diminution in value of the award since the change in control). These agreements define “change in control” to have the same meaning as the Change in Control Severance Agreements described above.
iii.	Option agreements, except for those entered into on May 24, 2006, provide that upon termination within one year after a change in control (other than for retirement, death or physical disability), options may be exercised at any time prior to their expiration date or for three months after the termination, whichever is the shorter period. A “change in control” is defined to include a change in control that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934; provided that a change of control will be deemed to have occurred if any person becomes the owner of 20% or more the Company’s then outstanding securities or if, during any two year period, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless each new director was elected by at least two-thirds of the directors who were directors at the beginning of the period. Option agreements entered into on May 24, 2006 provide for full acceleration upon a change in control if (i) the award is not replaced with a substantially equivalent award or (ii) the executive is terminated without cause or terminates his or her own employment for good reason during the vesting period (in which case the executive shall also receive a cash payment equal to the diminution in value of the award since the change in control). These agreements define “change in control” to have the same meaning as the Change in Control Severance Agreements described above.
iv.	The option agreements for grants made on May 24, 2006, which were fully exercisable at the time of grant but for which the underlying shares are subject to restrictions on resale that lapse ratably over three years, contain provisions with respect to the lapse of transfer restrictions.

d.	Other Benefits: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, 12 months of health and dental insurance will be provided to the executive and his covered dependents.

(3)	Other Named Executive Officer without a Change in Control Agreement

a.	Equity-based awards:

i.	Restricted stock unit agreements contain the same provisions as described in Footnote 2.c.i and 2.c.ii above.
ii.	Stock option agreements contain the same provisions as described in Footnote 2.c.i and 2.c.iii above.

(4)	Based on strike price of options accelerated minus the closing market price of the Company’s Common Stock on June 2, 2007 ($20.72).

Other Benefits Triggered on Termination due to Death or Disability

At fiscal year-end 2007, the named executive officers held outstanding unexercisable options and unvested restricted stock units as set forth in the Outstanding Equity Awards table above. The stock option agreements governing all unvested options provide that if an optionee’s employment terminates because of total disability or death, the option may be exercised at any time before the expiration date of the option or the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. Restricted stock unit agreements provide for prorated acceleration of the award if the executive ceases to be an employee by reason of death, physical disability or normal retirement.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of the Board of Directors (the “Committee”) consists entirely of non-employee independent directors as defined by the rules of NASDAQ and the Company’s Corporate Governance Guidelines. The current members of the Committee are Keith Thomson (Chair), Richard Faubert and Jon Tompkins. The Committee’s authority and responsibilities are set forth in a charter adopted by the Board of Directors, which the Committee reviews annually. The Charter is available for review on the Company’s Web site at www.esi.com.

The Committee reviews and approves the compensation of all executives, including the Chief Executive Officer. The Committee has full authority to determine annual base salary and incentive compensation, equity incentives and all other compensation for the executives. The Committee reviews and approves all stock option and restricted stock unit grants to executives and the annual stock option grants to all other employees. Base salary and incentive compensation award decisions for all executive officers are made at the July meeting of the Committee in conjunction with annual performance reviews. The Committee reviews a tally sheet setting forth historic and current information regarding each element of compensation for each executive officer. It receives recommendations from the CEO as to compensation of other executives, and the CEO participates in discussions regarding their compensation. The Committee meets in executive session without the CEO to determine his compensation.

The Committee engaged Compensation Strategies, Inc. an outside compensation consultant, to advise it with respect to executive and director compensation for fiscal year 2007, as it has done in prior years. Compensation Strategies assists in the evaluation of the competitiveness of executive and director compensation and provides overall input to the Committee in the design and operation of its compensation programs. The Committee has sole authority to retain and terminate Compensation Strategies.

Compensation Philosophy

The Board of Directors and the Committee believe that the Company’s executive compensation programs should be related to short- and long-term corporate performance and improvement in shareholder value. The Company has developed a total compensation philosophy that ties a significant portion of executive compensation to achieving pre-established financial results. The overall objectives of these executive compensation programs are to:

•	Attract and retain talented executives;

•	Motivate executives to execute long-term business strategies while achieving near-term financial targets; and

•	Align executive performance with the Company’s short-term and long-term goals for delivering shareholder value.

The elements of the Company’s compensation program for executives are base pay, annual cash incentives, equity incentives and a deferred compensation plan. The Company also has an employee stock purchase plan, a 401(k) retirement plan and provides health care and other benefits to executives on the same basis as it does for all other employees. A limited number of key executives have Change of Control Severance Agreements which entitles them to certain amounts in the event of termination following a change of control in the Company.

Each element of the Company’s compensation program serves a somewhat different purpose, but in combination they enable the Company to support its compensation philosophy and to offer compensation that is competitive with compensation offered by companies of similar size and complexity within high-technology electronics and similar industries.

The Committee uses comparative information from a group of companies in the high technology industry with which the Company competes for executive talent for establishing executive compensation goals (the “peer group companies”). The peer group companies were selected by the Committee with input from Compensation Strategies and the Company’s management. The following companies were the peer group companies for the purpose of setting compensation for the 2007 fiscal year.

Applied Materials, Inc.	Kulicke and Soffa Industries, Inc.
Asyst Technologies, Inc.	Lam Research Corporation
Axcelis Technologies, Inc.	LTX Corporation
Brooks Automation, Inc.	Mattson Technology, Inc.
Coherent, Inc.	Newport Corporation
Cohu, Inc.	Novellus Systems, Inc.
Credence Systems Corporation	Photronics, Inc.
Cymer, Inc.	Teradyne, Inc.
FEI Company	Ultratech, Inc.
FSI International, Inc.	Varian Semiconductor Equipment
GSI Group Inc.	Veeco Instruments Inc.
KLA—Tencor Corporation	Zygo Corporation

The comparison to the peer group was based on public information (proxy data), supplemented with public and private survey information. Market data was size adjusted (via statistical regression techniques) to remove the significant swings that occur between individual raw data points and construct market pay levels that are reflective of the Company’s size.

The Committee believes that its total compensation philosophy should result in total compensation at the 50th percentile of similarly situated executives in the peer group companies for solid performance, with the opportunity to achieve total compensation above the 50th percentile of similarly situated executives for superior performance.

In setting executive compensation for fiscal year 2007, the Committee reviewed the Company’s existing compensation programs in light of current industry compensation practices and trends. For all executives, variable pay based on performance is a major element of a compensation. Variable pay is comprised of annual cash bonuses and long-term stock-based equity incentives, with the stock-based incentives being made up of stock options, performance-based restricted stock units and, for executives considered outstanding performers, time-based restricted stock units. Applying this philosophy for each executive officer, the Committee reviewed base salary, annual cash incentives, long-term incentives and all other elements of total compensation and compared these compensation components to comparable elements of compensation at the peer group companies. The Committee made determinations of base salary, annual cash incentives, long-term incentives and other elements of compensation consistent with its compensation philosophy and that it believed to be appropriate and reasonable based on individual and corporate performance.

Base Salaries

Base salary levels are reviewed annually at the July meeting of the Committee. Base salaries for executives are determined by evaluating the responsibilities of the position and the experience of the individual and by reference to the competitive marketplace for corporate executives, including a comparison to base salaries for comparable positions at the peer group companies provided by Compensation Strategies. The Committee established base salary compensation levels for executives, including the named executive officers, generally at levels approximating the 50th percentile of similarly situated executives in the peer group companies. Individuals with outstanding performance in any given year may be provided with base pay up to the level of the 75th percentile.

During fiscal year 2007, Mr. Konidaris received a base salary of $475,000, a 9.2% increase over his base salary for the prior year. Mr. Konidaris’ base salary places him at approximately the 50th percentile for chief executive officers at the peer group companies and reflects the Committee’s assessment of his solid performance and the improved performance of the Company under his leadership. Other named executive officers’ base salary increases ranged from 4.5% to 5.5% which resulted in base salaries in general, paid at the 50th percentile.

Annual Cash Incentive Compensation

The Company’s executives are eligible to participate in the Company’s Annual Executive Bonus Plan. The performance objectives are established at the beginning of the year and are comprised of specific Company financial objectives based on the Company’s annual operating plan approved by the Board of Directors and individual management objectives established for each executive individually. The Company’s financial performance objectives for fiscal year 2007 were specified levels of actual revenue and operating profit (adjusted for certain nonrecurring and/or discretionary items) as a percentage of forecasted revenue. Of the total awards available to each executive under the Annual Executive Bonus Plan for fiscal year 2007, 33% of the award was based on the revenue objective, 33% was based on the operating profit objective and 34% was based on the executive’s individual objectives.

The Committee set a baseline plan, a minimum threshold amount and maximum amount for both the revenue and operating profit (operating profit as a percent of revenue) measures for payouts under the Plan. The maximum award payable is 200% of bonus target. The Committee assigned each executive officer a percentage of base pay (the targeted amount) used to calculate benefits under that plan. The bonus target for the CEO was 100% of base pay and the target for the other named executive officers ranged from 45% to 60% of base pay.

For the 2007 fiscal year, the baseline plan for revenue was $220 million with the minimum threshold and maximum amounts set at 86% and 114%, respectively, of the baseline plan. The baseline plan operating profit percentage, as adjusted, was 11.5% with the minimum threshold and maximum amounts set at 57% and 143%, respectively, of the baseline plan percentage.

For the 2007 fiscal year, the Company’s total revenues exceeded the maximum award level, resulting in 200% attainment for the revenue objective and 147% attainment for the operating profit objective. The percentage of target for the individual objectives is determined for each executive separately based upon his or her performance review. If all of the objectives are achieved, the executive receives 100% of target for that bonus factor.

In the event that the operating profit target achieved exceeds 100% then the individual objective target achieved is adjusted upwards by multiplying the operating profit target achieved times the individual objective target achieved and then, multiplying the result by 34%. The overall award percentage is determined by adding the 33% of the revenue target achieved plus 33% of the operating profit target achieved, plus 34% of the individual objective target achieved. The resulting percentage is then applied to the amount of the executive’s target award to determine the bonus payment. Due to the competitiveness of the capital equipment business and the desire to retain top talent, bonus targets for all the executive officers are set at a level intended to provide annual cash incentive compensation at the 75th percentile of the peer group companies if the Company’s goals are achieved.

Mr. Konidaris’ personal objectives for the 2007 fiscal year related to margin goals, expense management, globalization of the Company, revenue growth, establishment of a Scientific Advisory Board, cash management planning, specific business group performance and the level of achievement of the objectives of his direct reports. Based on revenue, operating profit and the above personal objectives, Mr. Konidaris’ was awarded 156% of target ($739,918) for the 2007 fiscal year.

Other named executive officers’ personal objectives for the 2007 fiscal year related to margin goals, operating profit, market share improvement, asset management, operational efficiency and optimization of ERP functionality. Named executive officers were awarded bonus payments ranging from 146% to 156% of target.

Long-Term Incentive Compensation

To align shareholder and executive interests and to create incentives for improving shareholder value, the long-term component of the Company’s executive compensation program uses stock option awards, performance-based restricted stock unit awards and, on a selective basis, time-based restricted stock unit awards. The program has three primary objectives: (1) incremental shareholder value (2) focus on achievement of specific performance goals and (3) rewarding and retaining high-impact employees.

The award levels for stock option and performance-based restricted stock unit awards are generally established at levels approximating the 50th percentile of similarly situated executives in the peer group companies. For purposes of this comparison, long-term incentive awards made by the Company and by peer group companies are valued using the Black-Scholes valuation method. The number of performance-based restricted stock units awarded in fiscal year 2007 was determined by comparison with the long-term incentive data for executives at peer group companies. In making this determination for fiscal 2007, both the second set of option grants in fiscal year 2006 (granted in May 2006) and the performance-based restricted stock unit awards in fiscal 2007 were considered to be fiscal year 2007 awards. In addition, time-based restricted stock units are awarded to those executives the Committee believes are superior performers.

Stock Options and Performance Based Restricted Stock Units. Stock options provide rewards to executives upon creation of incremental shareholder value and the attainment of long-term goals. Because the 2007 fiscal year option grants were made at the very end of 2006 fiscal year, the Committee did not make a general grant of stock options to officers and employees within the 2007 fiscal year. Options are awarded at the market closing price on the grant date. The Committee has not granted, nor does it intend in the future to grant, equity awards in anticipation of the release of material nonpublic information. Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based upon equity award grant dates. The Committee’s schedule is generally determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

Performance-based restricted stock unit awards entitle recipients to receive shares of the Company’s Common Stock based upon three year growth of earnings per share versus the peer group. The units are earned depending on the Company’s percentile rank versus the peer group. None of the units are earned for a ranking below the 25th percentile and 200% of the units are earned for a ranking at or above the 90th percentile. 100% of the units are earned at a 50th percentile ranking. The performance-based restricted stock units awarded during fiscal 2007 are based on the average earnings/loss per share of the Company for fiscal 2007-2009 as compared to the average earnings/loss per share of the Company for fiscal 2004-2006, relative to that same comparison for the peer group companies. The Company believes compensation plans that are tied to Company performance in relation to peer companies are the optimum way of providing incentives to executives and to reward success, since success in this area will, over the long term, enhance shareholder value.

Time-based Restricted Stock Unit Awards. Time-based restricted stock unit awards are intended to serve as a retention incentive for executives the Committee believes to be superior performers. The value of these awards, when added to the value of an executive’s other long-term equity-based incentive awards, are intended to result in long-term incentive opportunity to the executive over the 50th percentile of the peer group companies for similarly situated executives. The time-based restricted stock units awarded during fiscal year 2007 all cliff vest on the fifth anniversary of the date of grant (except for the special provision in the event of Mr. Konidaris’s earlier retirement described below).

Mr. Konidaris was awarded 10,000 performance-based restricted stock units, 10,000 time-based restricted stock units and 4,000 restricted stock units that are both performance- and time-based. The 10,000 performance-based restricted stock unit award was made on the same basis as the awards for other officers. The 10,000 time-based restricted stock units cliff vest on the fifth anniversary of the date of grant; however, on retirement after age 65 they vest on a pro rata basis equal to the proportion of the five years that he works. The number of units ultimately subject to the 4,000 unit award that was both performance and time-based was determined based on the achievement of the same performance goals under the Annual Executive Bonus Plan described above for determining Mr. Konidaris’ cash bonus. The goals were determined to have been achieved at 86%, meaning that 3,450 shares were subject to the award. The units are now subject to time vesting on the same bases as the 10,000 time-based units described above. In determining the long-term incentive awards made to Mr. Konidaris, the Committee took into account compensation information from the peer group companies provided by Compensation Strategies and the Committee’s assessment of Mr. Konidaris’s performance.

Change In Control and Severance Agreements

The Company entered into an Employment Agreement containing change in control and severance provisions with Nicholas Konidaris at the time of his employment as CEO of the Company. Under the terms of that agreement, Mr. Konidaris is entitled to certain benefits if he is terminated by the Company without Cause or if he terminates employment for Good Reason (a “qualifying termination”), as those terms are defined in the Employment Agreement and described more fully in the section titled “Potential Payments upon Termination or Change in Control” herein.

If a qualifying termination occurs and there has not been a change in control of the Company, Mr. Konidaris is entitled to receive an amount equal to two times his annual base pay in effect immediately prior to the time of termination paid in equal installments over 24 months; provided that, if his employment terminates after July 23, 2008, the amount of the payment will be reduced incrementally by 1/24th for each month beyond July 23, 2008 that he is employed by the Company, so that he will not receive any severance if his employment terminates after July 23, 2010. Any such payments shall be repaid to the Company by Mr. Konidaris if he materially violates his Confidentiality, Non Competition and Assignment Agreement. He is also entitled to two years coverage under life, accident, medical and dental plans for himself and his dependents. In addition, all equity-based awards held by Mr. Konidaris will be subject to continued vesting and exercisability for two years following termination.

If a qualifying termination occurs within two years following a change in control of the Company, Mr. Konidaris will be entitled to receive a lump sum amount equal to two times his annual base pay and two times his target bonus in effect immediately prior to the time of termination. He will also be entitled to three years coverage under life, accident, medical and dental plans for himself and his dependents. In addition, all equity-based awards held by Mr. Konidaris will become immediately vested and exercisable.

If any qualifying termination occurs, all vested and unexpired options and stock appreciation rights held by Mr. Konidaris will be exercisable until the earlier of the end of their original term or three years following his termination.

In addition, during fiscal 2007 the Company entered into Change in Control Severance Agreements with three key executives, Tong H. Tom Wu, John Metcalf and Robert DeBakker. The Committee believes that these agreements could be an important factor in maintaining stability of the management team at a time when there is uncertainty about their continued employment by the Company. The terms of the Change in Control Severance Agreements for these executives were established by the Committee to provide what it believes to be reasonable benefits in the event of termination following a change of control. The Agreements provide that if within 24 months of a change in control the executive is terminated without Cause or leaves for Good Reason, as those terms are defined in the agreements and described more fully in the section titled “Potential Payments upon Termination or Change in Control” herein, the executive is entitled to (i) base salary through the date of termination, (ii) a lump sum payment, paid within 30 days of the change in control, of the full unreduced payout under the Company’s annual cash bonus plan calculated at the greater of target or performance through the date of the change in control, (iii) one year of annual base salary at the rate in effect immediately prior to the notice of termination, with one-half payable in six monthly installments and the balance paid in a lump sum six months after the date of termination, (iv) an amount equal to the target bonus under the Company’s annual cash bonus plan for the year in which the termination occurs, and (v) continuation of coverage under health and dental plans for the executive and his dependents for one year. All options and other stock incentives held by the executives remain exercisable in accordance with the terms of their equity agreements.

Certain of the equity-based compensation agreements to which executives are party also provide for full or partial acceleration of vesting upon termination other than for cause or in connection with a change in control. Restricted stock unit agreements for awards made prior to July 19, 2006 provide for proration of the award if the executive is terminated other than for cause and for full acceleration upon a change of control. Restricted stock unit agreements for awards made on or after July 19, 2006 provide for proration of the award if the executive is terminated other than for cause and for full acceleration upon a change in control if (i) the award is not replaced with a substantially equivalent award or (ii) the executive is terminated without cause or terminates his or her own employment for good reason during the vesting period (in which case the executive shall also receive a cash payment equal to the diminution in value of the award since the change in control). The option agreements for grants made on May 24, 2006, which were fully exercisable at the time of grant but for which the underlying shares are subject to restrictions on resale that lapse ratably over three years, contain similar provisions with respect to the lapse of transfer restriction. The Committee believes that these provisions provide incentive to executives to continue to perform despite uncertainties related to continued employment.

Deferred Compensation Plan

Executives can generally elect to defer receipt of up to 50% of their salary and 100% of their bonuses. Cash amounts credited to the Deferred Compensation Plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to 10 years, as elected by the executive.

Effective in fiscal year 2007, officers and other eligible employees may defer payment of restricted stock units granted to them by the Company. Issuance of shares of Company Common Stock under the same terms as cash amounts. The Company intends to set aside amounts in a grantor trust to cover the Company’s obligation to pay deferred compensation.

The Deferred Compensation Plan is offered to executives in order to allow them to defer more compensation than they otherwise would be permitted to defer under a tax-qualified retirement plan, such as the Company’s 401(k) Retirement Plan. The Company offers the Deferred Compensation Plan as a competitive practice to enable it to attract and retain top talent.

Other Benefits

The Company’s executives are eligible to participate in the 401(k) Retirement Plan, Employee Stock Purchase Plan and health and welfare plans on the same basis as other employees.

Deductibility of Compensation

It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under Section 162(m) of the Internal Revenue Code. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m).

In recent years, compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers has been deductible by the Company even though certain compensation may not have qualified as “performance-based compensation.” However, it is possible that non-qualifying compensation paid to the Company’s executives may exceed $1 million in a taxable year and therefore limit the deductibility by the Company of a portion of such compensation. For example, some of the Company’s executives have been granted time-based restricted stock units that will vest over the next several years, some of the Company’s executives have been awarded inducement option grants outside of shareholder approved plans in connection with their hire and Mr. Konidaris received a grant of restricted stock at the time he was hired in January 2004 that compensated him for stock options from his former employer that he forfeited by joining the Company. These awards will not qualify as “performance-based compensation.” The Company believes that all of the stock options granted to its executives qualify under Section 162(m) as performance-based compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended June 2, 2007 and the Company’s proxy statement for the 2007 annual meeting.

By the Compensation Committee:

Keith L. Thomson, Chairman

Richard J. Faubert

Jon D. Tompkins

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consisted of directors Keith L. Thomson, Richard J. Faubert, and Jon D. Tompkins during the last completed fiscal year. No Compensation Committee member is or has been an employee of the Company or has any other material relationship with the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In July 2007, the Board of Directors approved and adopted an amended Audit Committee Charter, a copy of which is available on the Company’s website at www.esi.com.

The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors and oversees the audits of the Company’s financial statements. Management has the primary responsibility for the financial statements and the reporting processes including the systems of internal controls.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal and disclosure controls and the overall quality of the Company’s financial reporting.

In connection with the Company’s audited financial statements for the year ended June 2, 2007, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the independent auditors’ independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 2, 2007 for filing with the Securities and Exchange Commission.

By the Audit Committee:

Frederick A. Ball, Chairman

Gerald F. Taylor

Robert R. Walker

Principal Accounting Firm Fees

The following table shows the fees billed or accrued to the Company for the audit and other services provided in fiscal 2007 by KPMG LLP, the Company’s principal accounting firm.

	2007	2006
Audit Fees (1)	$884,065	$817,750
Tax Fees (2)	$241,185	$314,050

Totals	$1,125,250	$1,131,800

(1)	Audit Fees represent fees for professional services performed in connection with the audit of the Company’s financial statements, including reviews of interim financial statements included in Form 10-Q and registration statements, and the audit of the Company’s internal control over financial reporting.
(2)	Tax Fees represent fees billed for tax compliance, tax advice and tax planning.

All services to be provided by KPMG LLP are required to be approved by the Audit Committee in advance. The audit services are approved annually. These services include, but are not limited to, the annual financial statement audit, and reviews of consolidated quarterly results as reported on Form 10-Q and review of registration statements filed by the company. With respect to services for other than audit services, at least annually the independent auditor submits to the Audit Committee for its approval anticipated engagements for the ensuing year, either at the time the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit Committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval before the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chairman of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2: APPROVAL OF AMENDMENT TO 2004 STOCK INCENTIVE PLAN

The Board of Directors Recommends a Vote “For” This Proposal

The Company is asking shareholders to approve an amendment to the 2004 Stock Incentive Plan (the “2004 Plan”). The following summary of major features of the 2004 Plan is qualified in its entirely by reference to the actual text of the 2004 Plan as proposed to be amended, set forth as Exhibit A.

We are seeking approval of the following amendments to the 2004 Plan:

•

Permitting awards to certain non-employees. The 2004 Plan currently only permits grants to employees, officers and directors of the Company. The Board of Directors believes that it is in the best interests of the Company and its shareholders to have the ability to make equity incentive awards to certain non-employees, such as members of our Scientific Advisory Board. Accordingly, the Company is requesting an amendment to the 2004 Plan expanding the eligible participants to include non-employee agents, consultants, advisors and independent contractors of the Company.

•

Adding a per employee share limitation on restricted stock and restricted stock unit grants. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires among other things that the maximum number of shares awarded to an individual must be approved by shareholders in order for the awards granted under the plan to be eligible for treatment as performance-based compensation that will not be subject to the $1 million limitation on tax deductibility for compensation paid to specified senior executives. Currently the 2004 Plan limits awards of options or stock appreciation rights to any individual in any calendar year to 500,000 shares. We are requesting an amendment of the 2004 Plan to add a limit for restricted stock and restricted stock unit awards to any individual in any calendar year to 170,000 shares. These limits are greater than the number of options, stock appreciation rights, restricted stock or restricted stock units that we have granted to any individual in the past.

•

Expanding the items that may be used as performance goals for performance-based awards. The 2004 Plan allows grants of awards intended to qualify as performance-based compensation under Section 162(m) of the Code. In order to qualify as performance-based compensation, achievement of the awards must be based objective business measures of various types specified in the 2004 Plan. We are requesting an amendment to the 2004 Plan to add sales as a permissible measure and to permit the achievement of performance measures to be determined excluding the impact of extraordinary items.

•

Adding the ability to cash-out awards in the event of an acquisition or similar transaction involving the Company. The 2004 Plan currently gives the Board of Directors three alternatives for handling outstanding awards in the event of an acquisition or similar transaction involving the Company: to leave the awards in place, to convert the awards into awards of the acquiring or surviving corporation, or to give holders of awards 30 days to exercise their awards, at which time unexercised awards will terminate. We are requesting an amendment to the 2004 Plan adding the alternative of canceling an award in exchange for payment of the difference between the per share exercise or settlement price of the award and the amount to be received per share by holders of the Company’s Common Stock in the transaction.

•

Adding suspension, termination and “claw-back” provisions in the event of wrongdoing. We are requesting an amendment to the 2004 Plan that would have two effects. First, it would allow the Board of Directors to suspend the exercise or vesting of an award if the Board of Directors believes a participant, other than a non-employee director, has engaged in certain acts of misconduct harmful to the Company. If it is determined that one of these acts has been committed by the recipient, no options or stock appreciation rights can be exercised by the participant and the restricted stock or restricted stock unit agreements with the participant will be terminated. Second, if the Board of Directors determines that an executive officer has engaged in an act of embezzlement, fraud, or breach of fiduciary duty that contributed to an obligation to restate the Company’s financial statements, the officer will be required to repay proceeds from the sale of equity awards within the 12-month period following the first public issuance or filing with the SEC of the financial statements required to be restated.

The proposed amendment also includes some minor textual revisions making certain provisions less specific to options, which reflects the fact that the Company has been granting primarily restricted stock units in recent years.

In addition, shareholder approval of this proposal will constitute re-approval of the per-employee limits on the grant of stock and dollar awards under Section 162(m) of the Code. Shareholder approval of per-employee limits is required every five years for continued compliance with regulations under Section 162(m) in order to permit the grant of stock and dollar awards that will qualify as “performance-based compensation.” See “Tax Consequences.”

Description of the 2004 Stock Incentive Plan

Eligibility. Employees, officers and directors of the Company or any subsidiary or parent of the Company are eligible to participate in the 2004 Plan. At August 20, 2007, a total of 759 persons would be eligible to receive awards under the 2004 Plan, including each of the Company’s 5 executive officers, 746 other employees and each of the Company’s eight non-employee directors. The proposed amendment would also make non-employee agents, consultants, advisors and independent contractors of the Company or any subsidiary or parent of the Company eligible to participate.

Administration. The 2004 Plan is administered by the Board of Directors. The Board of Directors has delegated to the Compensation Committee substantially all authority for administration of the 2004 Plan, except that only the Board of Directors may amend, modify or terminate the 2004 Plan. The Board of Directors has also delegated authority to a committee consisting of the CEO (who is also a director) to grant awards to non-officer employees within limits and a budget pre-approved by the Board of Directors. For purposes of the description of the 2004 Plan, the term “Administrator” means the Board of Directors, the Compensation Committee or the committee consisting of the CEO, as the case may be.

Term of Plan; Amendments. The 2004 Plan will continue until all shares available for issuance under the 2004 Plan have been issued and all restrictions on such shares have lapsed. However, no awards of incentive stock options will be made under the 2004 Plan on or after the 10th anniversary of the last action by the Board of Directors approving or reapproving the 2004 Plan, which action is subsequently approved within 12 months by the shareholders. The Board of Directors may at any time modify or amend the 2004 Plan in substantially any respect; however, no change in an award already granted shall be made without the written consent of the award holder if the change would adversely affect the holder.

Types of Awards. The 2004 Plan permits the grant of incentive stock options, non-statutory stock options, stock bonuses (which includes restricted stock units), performance-based awards, and restricted stock.

Stock Options. The Administrator determines the persons to whom options are granted, the option price, the number of shares subject to each option, the period of each option and the time or times at which the options may be exercised and whether the option is an ISO, or an option other than an ISO (“Non–Statutory Stock Option” or “NSO”). The option price of an ISO cannot be less than the fair market value of the Common Stock covered by the option on the date of grant. The option price of an NSO will be as determined by the Administrator and may not be less than the fair market value of the Common Stock covered by the option on the date of the grant. No ISO or NSO may have a term exceeding 10 years. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant. No employee may receive options and/or stock appreciation rights for more than an aggregate of 500,000 shares in any calendar year, provided that to the extent that the annual limitation is not used in any calendar year for an employee, any shares not used will be added to the number of shares for which options and/or stock appreciation rights may be granted to that employee in any future year. Options may not be repriced without prior shareholder approval.

Restricted Stock. The 2004 Plan provides that, subject to certain minimum restriction periods, the Administrator may issue restricted stock in such amounts, for such consideration, and subject to such terms, conditions and restrictions as the Administrator may determine. Restricted Stock Awards that vest based on the passage of time may not vest in less than three years at a rate not to exceed on-third annually. Under the proposed amendment no employee may receive restricted stock or restricted stock units for more than an aggregate of 170,000 shares in any calendar year, provided that to the extent that the annual limitation is not used in any calendar year for an employee, any shares not used will be added to the number of shares for which restricted stock or restricted stock units rights may be granted to that employee in any future year.

Performance-Based Awards. The Administrator may grant performance-based awards denominated either in Common Stock or in dollar amounts. All or part of the awards will be earned if performance goals established by the Administrator for the period covered by the award are met and the employee satisfies any other restrictions established by the Administrator. The performance goals may be expressed as one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division or other unit of the Company: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, revenues, operating income, inventories, inventory turns, cash flows, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges. The proposed amendment would add sales as an objective measure and permit the Administrator to exclude the impact of extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence in determining achievement of the performance measures. Performance-based awards may be paid in cash or Common Stock and may be made as awards of restricted shares subject to forfeiture if performance goals are not satisfied. No employee may be granted in any fiscal year performance-based awards denominated in Common Stock under which the aggregate amount payable under the awards exceeds the equivalent of 200,000 shares of Common Stock or performance-based awards denominated in dollars under which the aggregate amount payable under the awards exceeds $4,000,000. The payment of a performance-based award in cash will not reduce the number of shares reserved under the 2004 Plan.

Stock Appreciation Rights. Stock appreciation rights (SARs) may be granted under the 2004 Plan. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the 2004 Plan. A SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of fair market value on the date of exercise of a share of Common Stock over the exercise price set by the Administrator, or if granted in connection with an option, the option price per share under the option to which the SAR relates. A SAR is exercisable only at the time or times established by the Administrator. If a SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Payment by the Company upon exercise of a SAR may be made in Common Stock valued at its fair market value, in cash, or partly in stock and partly in cash, as determined by the Administrator. The existence of SARs would require charges to income over the life of the right based upon the amount of appreciation, if any, in the market value of the Common Stock over the exercise price of shares subject to exercisable SARs. No employee may receive options and/or SARs for more than an aggregate of 500,000 shares in any calendar year, provided that to the extent the annual limitation is not used in any calendar year for any employee, any shares not used will be added to the number of shares for which options and/or SARs may be granted to that employee in any future year.

Stock Bonus Awards. The Administrator may award Common Stock as a stock bonus under the 2004 Plan, including restricted stock units that provide for delivery of Common Stock at a later date. The Administrator may determine the recipients of the awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Administrator at the time the stock is awarded. Under the proposed amendment no employee may receive restricted stock or restricted stock units for more than an aggregate of 170,000 shares in any calendar year, provided that to the extent that the annual limitation is not used in any calendar year for an employee, any shares not used will be added to the number of shares for which restricted stock or restricted stock units rights may be granted to that employee in any future year.

Changes in Capital Structure. The 2004 Plan authorizes the Board of Directors to make appropriate adjustment in outstanding options and awards and in shares reserved under the 2004 Plan in the event of a stock split, recapitalization or in certain other transactions. The Board of Directors also has discretion to convert options and SARs, to limit the exercise period of outstanding options and SARs and to accelerate the exercisability of options and SARs in the event of merger or certain other changes in capital structure. The proposed amendment would also give the Board of Directors discretion to terminate awards in exchange for payment of an amount equal to the difference between the per share exercise or settlement price of the award and the consideration to be paid per share in the transaction.

Suspension or Termination of Awards. The amendment to the 2004 Plan provides that if the Administrator reasonably believes that a participant, other than a non-employee director, has committed an act of misconduct described below, the Administrator may suspend the participant’s right to exercise any stock option or stock appreciation right or the vesting of a restricted stock or restricted stock unit award pending a determination of whether an act of misconduct has occurred. If the Administrator determines that such participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or its subsidiaries, breach of fiduciary duty or deliberate disregard of Company rules resulting in loss, damage or injury to the Company, or if such participant makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces customers to breach of contract with the Company or induces any principal for whom the Company or a subsidiary acts as agent to terminate the agency relationship, none of the participant’s options or stock appreciation rights may be exercised and the participant’s restricted stock or restricted stock unit agreements shall be terminated.

Claw-Back Provision for Executive Officers. The amendment to the 2004 Plan provides that for any participant who is determined by the Board of Directors to be an “executive officer,” if the Administrator determines that the participant engaged in an act of embezzlement, fraud, a breach of fiduciary duty during the participant’s employment that contributed to an obligation to restate the Company’s financial statements, the participant may be required to repay the option proceeds and/or restricted stock proceeds resulting from any sale or other disposition of shares issued or issuable upon exercise of a stock option or stock appreciation right, or upon vesting of restricted stock or a restricted stock unit, if the sale or disposition was effected during the 12-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “option proceeds” means, with respect to any sale or other disposition of shares issued or issuable upon exercise of a stock option or stock appreciation right, an amount determined appropriate by the Administrator to reflect the effect of the restatement on the Company’s financial statements, up to the amount equal to the number of shares sold or disposed of multiplied by the difference between the market value per share of the Company’s Common Stock at the time of such sale or disposition and the exercise price. The term “restricted stock proceeds” means, with respect to any sale or other disposition of shares issued or issuable upon vesting of restricted stock or a restricted tock unit, an amount determined appropriate by the Administrator to reflect the effect of the restatement on the Company’s financial statements, up to the amount equal to the market value per share of the Company’s Common Stock at the time of such sale or other disposition multiplied by the number of shares or units sold or disposed of.

Tax Consequences

The following description is a summary of the U.S. federal income tax consequences to the Company and recipients of awards under the 2004 Plan. This summary describes the U.S. federal income tax law in effect as of the date of this proxy statement, which is subject to change, and does not address applicable state, local and foreign tax consequences.

Options—ISOs. An optionee will not recognize regular taxable income upon either grant or exercise of an ISO. The amount by which the fair market value of shares issued upon exercise of an ISO exceeds the exercise price, however, is included in the optionee’s alternative minimum taxable income and may, under certain conditions, subject the optionee to alternative minimum tax liability. If an optionee exercises an ISO and does not dispose of the shares thereby acquired within two years following the date of grant and within one year following the date of exercise, then any gain realized upon disposition of the shares will be treated as income from the sale or exchange of a capital asset. Such gain will be long-term capital gain if the stock has been held for more than one year after exercise. If an optionee disposes of shares acquired upon exercise of an ISO before the expiration of either the one-year holding period or the two-year holding period specified in the foregoing sentence (a “disqualifying disposition”), the optionee will realize ordinary income on the date of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price. Any additional gain realized upon the disqualifying disposition generally will constitute capital gain, which will be long-term if the stock has been held for more than one year after exercise. If, however, the disqualifying disposition is a type of sale or exchange on which the optionee would recognize a loss (if sustained), the ordinary income so recognized will not exceed the excess of the amount realized on the disposition over the option price. If an optionee’s options are cancelled in exchange for an option cancellation payment in connection with an acquisition or similar transaction involving the Company, the optionee will realize ordinary compensation income equal to the amount of the cancellation payment. The Company will be required to withhold income and employment taxes on the income resulting from such a cancellation payment if the optionee is an employee. The Company will not be allowed any deduction for federal income tax purposes at the time of grant, exercise or termination of an ISO. Upon any disqualifying disposition by an optionee, the Company will generally be entitled to a deduction to the extent the optionee realizes ordinary income.

Options—NSOs. An optionee generally will not realize taxable income upon the grant of an NSO. At the time of exercise of an NSO, the optionee will realize ordinary income in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold income and employment taxes on such income if the optionee is an employee. Upon the sale of shares acquired upon exercise of an NSO, the optionee generally will realize capital gain or loss equal to the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise. The gain will be long-term capital gain if the stock has been held for more than one year after exercise. The Company will not be allowed any deduction for federal income tax purposes at the time of grant or termination of an NSO. Upon exercise by an optionee, the Company generally will be entitled to a deduction to the extent the optionee realizes ordinary income.

Stock Appreciation Rights. Generally, the recipient of a SAR will not recognize taxable income at the time the SAR is granted. With respect to a SAR not granted in connection with an option, if the employee receives the appreciation inherent in the SAR in cash, the cash will be taxable as ordinary compensation income to the employee at the time received. If the employee receives the appreciation inherent in such SARs in stock, the employee will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amount paid by the employee for the stock.

With respect to a SAR granted in connection with an option, if the employee elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a NSO (discussed above), i.e., the employee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise.

Stock Awards. An employee who receives stock in connection with the performance of services will generally realize taxable income at the time of receipt in the amount of the excess, if any, of the fair market value of the stock over the amount paid by the recipient for the stock. If, however, the shares are substantially nonvested for purposes of Section 83 of the Code (e.g., the shares are forfeited to the Company if the employee does not remain employed for a specified period of time) and the employee does not elect to recognize income under Section 83(b) of the Code, the employee will realize taxable income on each date on which a portion of the shares substantially vests, at which time the employee will recognize ordinary compensation income equal to the amount by which the fair market value of the shares vesting on the date exceeds the amount, if any, paid by the employee for the shares. If the employee makes an election under Section 83(b) of the Code within 30 days after the original transfer of the shares to the employee, the employee will recognize ordinary compensation income equal to the amount by which the fair market value of the shares on the date of transfer exceeds the amount, if any, paid by the employee for the shares. The Company generally will be entitled to a tax deduction in the amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares. If the recipient is an employee, the Company is required to withhold income and employment taxes on the amount of income recognized by the recipient.

In the case of awards of restricted stock units that take the form of the Company’s unfunded and unsecured promise to issue Common Sock at a future date, the grant of the award is not a taxable event to the recipient. Once the stock award vests and the recipient receives the Common Stock, the tax rules discussed in the previous paragraph will apply to receipt of such shares.

In the event that a recipient of a stock award receives the cash equivalent of Common Stock (in lieu of actually receiving Common Stock), the recipient will recognize ordinary compensation income at the time of the receipt of such cash in the amount of the cash received. The Company generally will be entitled to a deduction equal to the income recognized by the participant. If the recipient is an employee, the Company is required to withhold income and employment taxes on the income amount.

Section 162(m). Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for certain kinds of compensation paid to its CEO and certain other highly compensated officers in any year. Under IRS regulations, compensation received through the exercise of an option or a SAR will not be subject to the $1,000,000 limit if the option and the plan pursuant to which it is granted meet certain requirements. One requirement is shareholder approval at least once every five years of a per-employee limit on the number of shares as to which options and SARs may be granted. Approval of this Proposal 2 will constitute approval of the per-employee limit under the 2004 Plan set forth in Section 5.2. Other requirements are that the option or SAR be granted by a committee of at least two outside directors and that the exercise price of the option or SAR be not less than fair market value of the Common Stock on the date of grant. Accordingly, the Company believes that if this proposal is approved by shareholders, compensation received on exercise of options and SARs granted under the 2004 Plan in compliance with all of the above requirements will be exempt from the $1,000,000 deduction limit.

Under IRS regulations in effect as of the date of this proxy statement, compensation received through a performance-based award will not be subject to the $1,000,000 limit under Section 162(m) of the Code if the performance-based award and the plan meet certain requirements. One such requirement is that shareholders approve the performance criteria upon which award payouts will be based and the maximum amount payable under awards, both of which are set forth in Section 11 of the 2004 Plan. Other requirements are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. The Company believes that, if this proposal is approved by the shareholders, compensation received on vesting of performance-based awards granted under the 2004 Plan in compliance with all of the above requirements will not be subject to the $1,000,000 deduction limit.

To ensure compliance with IRS Circular 230, (i) the foregoing discussion was not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be imposed under federal tax law; (ii) this discussion was written to support the promotion or marketing of the Plan; and (iii) each shareholder should seek advice based on his or her particular circumstances from an independent tax advisor.

Vote Required for Approval and Recommendation by the Board

The Board of Directors unanimously recommends a vote FOR the proposal to approve the amendment of the 2004 Plan. For this proposal to pass at the Annual Meeting, at least a majority of the outstanding shares of Common Stock must be voted on the proposal, and a majority of the shares voted must be voted in favor of the proposal. Abstentions are counted as votes cast and have the effect of “no” votes on the proposal. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote on the proposal.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

KPMG LLP audited the Company’s financial statements for the fiscal year ended June 2, 2007 and has been appointed to audit the Company’s financial statements for the ten month period ending March 29, 2008. While not required, the Board of Directors is submitting this appointment for ratification by the shareholders. Representatives of KPMG LLP are expected to attend the meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

The Board recommends a vote FOR the ratification of the selection of KPMG LLP as ESI’s independent registered public accounting firm for the ten month period ending March 29, 2008.

If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm to audit the Company’s financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on the written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that its executive officers and directors have complied with all applicable Section 16(a) filing requirements for transactions during fiscal year 2007.

OTHER MATTERS

Shareholder Proposals in the Company’s Proxy Statement

Shareholders wishing to submit proposals for inclusion in the Company’s proxy statement for the 2008 annual meeting of shareholders must submit the proposals for receipt by the Company not later than February 29, 2008.

Shareholder Proposals not in the Company’s Proxy Statement

Shareholders wishing to present proposals for action at this annual meeting or at another shareholders’ meeting must do so in accordance with the Company’s Bylaws. A shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder’s notice must be in writing and delivered to the secretary not less than 90 days nor more than 120 days prior to the anniversary date of the proxy statement for the prior year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the Secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s Bylaws, and a copy of the relevant provisions of the Bylaws will be provided to any shareholder upon written request to the Company’s Secretary. The chairman of the meeting may, if the facts warrant, determine and declare that the business was not properly brought before the meeting in accordance with the Company’s Bylaws. Because the Company is changing its fiscal year to end on the Saturday nearest March 31, the date of the next annual meeting of shareholders will be more than 30 days before the anniversary date of this year’s annual meeting. The Company expects the 2008 Annual Meeting of Shareholders to be held on August 21, 2008.

Shareholders who wish to submit a shareholder proposal should do so in writing addressed to the Board of Directors, c/o Chairman of the Board, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497.

Shareholder Nominations for Directors

Shareholders wishing to directly nominate candidates for the Board of Directors at an annual meeting must do so in writing, in accordance with the Company’s Bylaws and delivered to the Secretary not less than 90 days nor more than 120 days prior to the date of the proxy statement for the prior year’s annual meeting of shareholders, provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the Secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s Bylaws, and a copy of the relevant provisions of the Bylaws will be provided to any shareholder upon written request to the Company’s Secretary. Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with the Bylaws, by delivering timely notice to the Secretary setting forth the information specified in the Company’s Bylaws for annual meeting nominations. To be timely, the notice must be given not later than 10 days following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Board of Directors to be elected at the meeting. The chairman of the meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with the proper procedures. If the chairman does so, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

Transaction of Other Business

Although the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. The enclosed proxy, however, gives discretionary authority in the event that any other matters should be presented.

By Order of the Board of Directors

/s/ Nicholas Konidaris

Nicholas Konidaris

President and Chief Executive Officer

Portland, Oregon

September 6, 2007

Exhibit A

ELECTRO SCIENTIFIC INDUSTRIES, INC.

2004 STOCK INCENTIVE PLAN

(As amended January 25, ~~2005 and~~2005, April 20, 2005 and October 25, 2007)

1. Purpose. The purpose of this 2004 Stock Incentive Plan (the “Plan”) is to enable Electro Scientific Industries, Inc. (the “Company”) to attract and retain the services of (i) selected employees, officers and directors of the Company or any parent or subsidiary of the Company~~.~~ and (ii) selected non-employee agents, consultants, advisors and independent contractors of the Company or any parent, subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (the “Employer”) that is either the Company or a parent or subsidiary of the Company.

2. Shares Subject to the Plan. Subject to adjustment as provided below and in Section 12, the shares to be offered under the Plan shall consist of Common Stock of the Company (“Common Stock”), and the total number of shares of Common Stock that may be issued under the Plan shall be 3,000,000 shares plus any shares that at the time the Plan is approved by shareholders are available for grant under the Company’s 1989 Stock Option Plan, 1996 Stock Incentive Plan and 2000 Stock Option Incentive Plan, which plans were previously approved by shareholders of the Company, and the Company’s 2000 Stock Option Plan, which plan was not previously approved by the Company’s shareholders (collectively, the “Prior Plans”), or that may subsequently become available for grant under any of the Prior Plans through the expiration, termination, forfeiture or cancellation of grants. If an option, stock appreciation right or Performance-Based Award granted under the Plan expires, terminates or is canceled, the unissued shares subject to that option, stock appreciation right or Performance-Based Award shall again be available under the Plan. If shares awarded as a bonus pursuant to Section 9 or sold pursuant to Section 10 under the Plan are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

3. Effective Date and Duration of Plan.

3.1 Effective Date. The Plan shall become effective as of July 15, 2004. No awards shall be made under the Plan until the Plan is approved by shareholders of the Company in accordance with rules of The Nasdaq Stock Market.

3.2 Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on the shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to ~~options, Performance-Based Awards, stock appreciation rights, and shares subject to restrictions~~Awards then outstanding under the Plan. Termination shall not affect any ~~outstanding options, Performance-Based Awards, stock appreciation rights~~Awards or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4. Administration.

4.1 Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

4.2 Committee. The Board of Directors may delegate to any committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 13.

5. Types of Awards; Eligibility; Limitations.

5.1 Types of Awards, Eligibility. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan (“Awards”): (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in Sections 6.1, 6.2 and 8; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Sections 6.1, 6.3 and 8; (iii) grant stock appreciation rights as provided in Sections 7 and 8; (iv) award stock bonuses (including bonuses in the form of restricted stock units) as provided in Section 9; (v) sell shares subject to restrictions as provided in Sections 10; (vi) award Performance-Based Awards as provided in Section 11. Awards may be made to employees, including employees who are officers or directors, and to non-employee directors; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) are eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made.

5.2 Per Employee Share Limitations. No employee may be granted options and/or stock appreciation rights for more than an aggregate of 500,000 shares of Common Stock in any calendar year or restricted stock or restricted stock units for more than an aggregate of 170,000 shares of Common Stock in any calendar year; provided, however, that to the extent the annual limitation is not fully used in any year for an employee, any shares not used may be added to the number of shares for which options and/or stock appreciation rights or restricted stock and/or restricted stock units, as applicable, may be granted to that employee in any future year.

5.3 Prohibition on Option Repricing. Except as provided in Section 12, without the prior approval of the Company’s shareholders, an option issued under the Plan may not be repriced by lowering the option exercise price or by cancellation of an outstanding option with a subsequent replacement or regrant of an option with a lower exercise price.

5.4 Maximum Number of Shares Issuable Upon Exercise of ISOs. The maximum aggregate number of shares of Common Stock that may be issued under the Plan upon exercise of Incentive Stock Options shall be equal to the sum of 3,000,000 shares plus any shares that at July 15, 2004 are available for grant under the Prior Plans or that may subsequently become available for grant under any of the Prior Plans through the expiration, termination, forfeiture or cancellation of grants, which number will not exceed 9,568,684 shares.

5.5 Reservation of Additional Shares. Except as provided in Section 12, additional shares of Common Stock may not be reserved for issuance under the Plan without the approval of the Company’s shareholders.

6. Stock Options.

6.1 General Rules Relating to Options.

6.1-1 Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. At the time of the grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.

6.1-2 Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee.

6.1-3 Purchase of Shares. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must pay the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. Unless otherwise determined by the Board of Directors, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

6.1-4 Limitations on Grants to Non-Exempt Employees. Unless otherwise determined by the Board of Directors, if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the “FLSA”), any option granted to that employee shall be subject to the following restrictions: (i) the option price shall be at least 85 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

6.2 Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

6.2-1 Limitation on Amount of Grants. If the aggregate fair market value of stock (determined as of the date the option is granted) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations, as defined in subsections 424(e) and 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000, to the extent of whole shares, will be treated as an Incentive Stock Option and the remaining portion of the option or options will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. If, under the $100,000 limitation, a portion of an option is treated as an Incentive Stock Option and the remaining portion of the option is treated as a Non-Statutory Stock Option, unless the optionee designates otherwise at the time of exercise, the optionee’s exercise of all or a portion of the option will be treated as the exercise of the Incentive Stock Option portion of the option to the full extent permitted under the $100,000 limitation. If an optionee exercises an option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

6.2-2 Limitations on Grants to 10 percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2-3 Duration of Options. Subject to Sections 6.2-2, 8.1 and 8.2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.2-4 Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported on the date the option is granted, if the stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors.

6.2-5 Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors adopting the Plan or approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

6.2-6 Early Dispositions. If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

6.3 Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Sections 6.1 and 8.

6.3-1 Option Price. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant. The option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Non-Statutory Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported on the date the option is granted, if the stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors.

6.3-2 Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Non-Statutory Option shall be exercisable after the expiration of 10 years from the date it is granted.

7. Stock Appreciation Rights.

7.1 Grant. Stock appreciation rights may be granted under the Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes. The Board of Directors may provide that stock appreciation rights may be granted in substitution for stock options granted under the Plan. With respect to each grant, the Board shall determine the number of shares subject to the stock appreciation right, the exercise price of the stock appreciation right, the period of the stock appreciation right, and the time or times at which the stock appreciation right may be exercised. Stock appreciation rights shall continue in effect for the period fixed by the Board of Directors.

7.2 Stock Appreciation Rights Granted in Connection with Options. If a stock appreciation right is granted in connection with an option, the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised. Upon exercise of a stock appreciation right, any option or portion thereof to which the stock appreciation right relates terminates. If a stock appreciation right is granted in connection with an option, upon exercise of the option, the stock appreciation right or portion thereof to which the grant relates terminates.

7.3 Exercise. Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock of the Company over the exercise price as determined by the Board of Directors (or, in the case of a stock appreciation right granted in connection with an option, the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right, or portion thereof, that is surrendered. Payment by the Company upon exercise of a stock appreciation right may be made in Common Stock valued at fair market value, in cash, or partly in Common Stock and partly in cash, all as determined by the Board of Directors. For this purpose, the fair market value of the Common Stock shall be the closing price of the Common Stock last reported before the time of exercise, or such other value of the Common Stock as specified by the Board of Directors.

7.4 Fractional Shares. No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, if the Board of Directors shall determine, the number of shares may be rounded downward to the next whole share.

7.5 Nontransferability. Each stock appreciation right granted in connection with an Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other stock appreciation right granted under the Plan, by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder’s domicile at the time of death, and each stock appreciation right by its terms shall be exercisable during the holder’s lifetime only by the holder.

8. Exercise of Options and Stock Appreciation Rights.

8.1 Exercise. Except as provided in Section 8.2 or as determined by the Board of Directors, no option or stock appreciation right granted under the Plan may be exercised unless at the time of exercise the holder is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option or stock appreciation right was granted. Except as provided in Sections ~~8.2~~8.2, 12 and ~~12,~~17, options and stock appreciation rights granted under the Plan may be exercised from time to time over the period stated in each option or stock appreciation right in amounts and at times prescribed by the Board of Directors, provided that options and stock appreciation rights may not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if a holder does not exercise an option or stock appreciation right in any one year for the full number of shares to which the holder is entitled in that year, the holder’s rights shall be cumulative and the holder may acquire those shares in any subsequent year during the term of the option or stock appreciation right.

8.2 Termination of Employment or Service.

8.2-1 General Rule. Unless otherwise determined by the Board of Directors, if a holder’s employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 8.2-2 and 8.2-3, his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or the expiration of 3 months after the date of termination, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of termination. Notwithstanding the foregoing, unless otherwise determined by the Board of Directors, if a holder’s employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 8.2-2 and 8.2-3, and such holder dies before the expiration date of the option or stock appreciation right and the expiration of 3 months after the date of termination, his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of termination and only by the person or persons to whom the holder’s rights under the option or stock appreciation right shall pass by the holder’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

8.2-2 Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, if a holder’s employment or service with the Company terminates because of total disability, his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of termination. The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians, causes the holder to be unable to perform his or her duties as an employee, director or officer of the Employer and unable to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

8.2-3 Termination Because of Death. Unless otherwise determined by the Board of Directors, if a holder dies while employed by or providing service to the Company, his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of death and only by the person or persons to whom the holder’s rights under the option or stock appreciation right shall pass by the holder’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

8.2-4 Amendment of Exercise Period Applicable to Termination. The Board of Directors may at any time extend the 3-month and 12-month exercise periods any length of time not longer than the original expiration date of the option or stock appreciation right. The Board of Directors may at any time increase the portion of an option or stock appreciation right that is exercisable, subject to terms and conditions determined by the Board of Directors.

8.2-5 Failure to Exercise Option or Stock Appreciation Right. To the extent that the option or stock appreciation right of any deceased holder or any holder whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option or stock appreciation right shall cease and terminate.

8.2-6 Leave of Absence. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options and stock appreciation rights shall continue during a medical, family or military leave of absence or other leave approved by the Employer, whether paid or unpaid, and vesting of options and stock appreciation rights shall be suspended during any other unpaid leave of absence.

8.3 Notice of Exercise or Surrender. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option or stock appreciation right granted under the Plan only upon the

Company’s receipt of written notice from the holder of the holder’s binding commitment to purchase shares, specifying the number of shares the holder desires to acquire under the option or stock appreciation right and the date on which the holder agrees to complete the transaction, and, if required to comply with the Securities Act of 1933, containing a representation that it is the holder’s intention to acquire the shares for investment and not with a view to distribution. Unless the Board of Directors determines otherwise, cash may be paid upon surrender of a stock appreciation right granted under the Plan only upon the Company’s receipt of written notice from the holder of the holder’s binding commitment to surrender the stock appreciation right, specifying the number of shares subject to the stock appreciation right being surrendered and the date on which the holder agrees to complete the surrender.

8.4 Tax Withholding. Each holder who has exercised an option or stock appreciation right shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or stock appreciation right or as a result of disposition of shares acquired pursuant to exercise of an option or stock appreciation right) beyond any amount deposited before delivery of the certificates, the holder shall pay such amount, in cash or by check, to the Company on demand. If the holder fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the holder, including salary, subject to applicable law. With the consent of the Board of Directors, a holder may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered in connection with an option exercise shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

8.5 Reduction of Reserved Shares. Upon the exercise of an option or stock appreciation right, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option or stock appreciation right. Cash payments of stock appreciation rights shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

9. Stock Bonuses. The Board of Directors may award shares under the Plan as stock bonuses, including restricted stock units that provide for delivery of Common Stock at a later date. Shares awarded as a bonus shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with any other restrictions determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of a stock bonus to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. With the consent of the Board of Directors, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

10. Restricted Stock.

10.1 Restricted Stock. The Board of Directors may issue shares under the Plan for any consideration (including promissory notes and services) determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors;

provided, however, that any award made under this Section 10 the vesting for which is time-based will provide for a restriction period of at least three years, with the restriction to lapse no more quickly than with respect to one-third of the shares annually over the three-year restriction period. Subject to the provisions of the Plan, the restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with any other restrictions determined by the Board of Directors. All Common Stock issued pursuant to this Section 10.1 shall be subject to a Restricted Stock Agreement, which shall be executed by the Company and the prospective recipient of the shares before the delivery of certificates representing the shares. The Agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors.

10.2 Other Provisions. The certificates representing shares of restricted stock shall bear any legends required by the Board of Directors. The Company may require any participant receiving restricted stock to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

11. Performance-Based Awards. The Board of Directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (“Performance-Based Awards”). Performance-Based Awards shall be denominated at the time of grant either in Common Stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Board of Directors, in Common Stock (“Performance Shares”), or in cash or in any combination thereof. Performance-Based Awards shall be subject to the following terms and conditions:

11.1 Award Period. The Board of Directors shall determine the period of time for which a Performance-Based Award is made (the “Award Period”).

11.2 Performance Goals and Payment. The Board of Directors shall establish in writing objectives (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-Based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, sales, revenues, operating income, inventories, inventory turns, cash flows, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, ~~and~~ restructuring and special charges, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence (determined according to criteria established by the Board of Directors). The Board of Directors shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-Based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 11.4). The Board of Directors may establish other restrictions to payment under a Performance-Based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

11.3 Computation of Payment. During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the

Performance Goals are not met, no payment shall be made under a Performance-Based Award. If the Performance Goals are met or exceeded, the Board of Directors shall certify that fact in writing and certify the number of Performance Shares earned or the amount of cash payment to be made under the terms of the Performance-Based Award.

11.4 Maximum Awards. No participant may receive in any fiscal year Stock Performance Awards under which the aggregate amount payable under the Awards exceeds the equivalent of 200,000 shares of Common Stock or Dollar Performance Awards under which the aggregate amount payable under the Awards exceeds $4,000,000.

11.5 Tax Withholding. Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

11.6 Effect on Shares Available. The payment of a Performance-Based Award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of shares of Common Stock reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award. Cash payments of Performance-Based Awards shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

12. Changes in Capital Structure.

12.1 Stock Splits, Stock Dividends. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares ~~as to which outstanding options and stock appreciation rights, or portions thereof then unexercised, shall be exercisable~~subject to any Awards theretofor granted, and the exercise and settlement prices of those Awards, if any, so that the holder’s proportionate interest before and after the occurrence of the event is maintained without changing the aggregate exercise or settlement price, if any. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

12.2 Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one or more of the following alternatives for treating outstanding ~~options and stock appreciation rights under the Plan~~Awards under the Plan, with the Board of Directors having the discretion to apply different alternatives to various outstanding Awards:

12.2-1 Outstanding ~~options and stock appreciation rights~~Awards shall remain in effect in accordance with their terms.

12.2-2 Outstanding ~~options and stock appreciation rights~~Awards shall be converted into ~~options and stock appreciation rights to purchase~~Awards with respect to stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction, with such conversion to occur by assumption of the Plan, assumption of Awards, or substitution of Awards. The amount, type of securities subject thereto and exercise or settlement price of the converted ~~options and stock appreciation rights~~Awards shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the converted ~~options and stock appreciation rights~~Awards shall be vested or released from restrictions on transfer and repurchase and forfeiture rights only to the extent that the vesting requirements or restrictions relating to ~~options~~Awards granted hereunder have been satisfied.

12.2-3 The Board of Directors shall provide a period of 30 days or less before the completion of the Transaction during which outstanding ~~options and stock appreciation rights~~Awards may be exercised to the extent then exercisable, and upon the expiration of that period, all ~~unexercised~~outstanding Awards (including Awards that are not options ~~and~~or stock appreciation rights) shall immediately terminate. ~~The Board of Directors may, in its sole discretion accelerate the exercisability of options and stock appreciation rights so that they are exercisable in full during that period.~~

12.2-4 Outstanding Awards shall be cancelled immediately prior to the completion of the Transaction in exchange for a payment with respect to each vested or exercisable share subject to such cancelled Award in (i) cash, (ii) stock in one or more corporations that are the surviving or acquiring corporations in the Transaction, or (iii) other property which, in any such case, shall have a fair market value equal to the fair market value of the consideration to be paid per share of Common Stock in the Transaction over the exercise or settlement price per share under the Award, if any (the “Spread”). In the event such determination is made by the Board of Directors, the Spread (reduced by applicable withholding taxes, if any) shall be paid to the holders in respect of their cancelled Awards as soon as practicable following the closing of the Transaction. This provision shall not apply to Incentive Stock Options awarded prior to October 25, 2007.

The Board of Directors may, in its sole discretion, accelerate in full or in part the vesting or exercisability of Awards under the Plan and the full or partial release from restrictions on transfer and repurchase or forfeiture rights of Award under the Plan, on such terms and conditions as the Board of Directors may specify prior to the completion of the Transaction.

12.3 Dissolution of the Company. In the event of the dissolution of the Company, options and stock appreciation rights shall be treated in accordance with Section 12.2~~-~~-3.

12.4 Rights Issued by Another Corporation. The Board of Directors may also grant options, stock appreciation rights, stock bonuses and Performance-Based Awards and issue restricted stock under the Plan with terms, conditions and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, Performance-Based Awards or restricted stock granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of ~~a Transaction~~an acquisition of another entity, business or an interest in another entity whether by merger, stock purchase, asset purchase or other form of transaction.

13. Amendment of the Plan. The Board of Directors may at any time modify or amend the Plan in any respect. Except as provided in Section 12, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

14. Approvals. The Company’s obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange

Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate state or federal securities laws.

15. Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

16. Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

17. Suspension or Termination of Awards; Claw-Back. Notwithstanding any provision of the Plan to the contrary, if at any time (including after a notice of exercise has been delivered with respect to an Award that is an option or stock appreciation right), the Board of Directors, including any Committee authorized pursuant to Section 4.2 (the Board of Directors or such Committee, the “Committee” for purposes of this Section), reasonably believes that a participant, other than a non-employee director, has committed an act of misconduct as described in this section, the Committee may suspend the participant’s right to exercise any stock option or stock appreciation right or the vesting of restricted stock or restricted stock unit awards pending a determination of whether an act of misconduct has been committed. If the Committee determines a participant, other than a non-employee director, has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or its subsidiaries, breach of fiduciary duty or deliberate disregard of Company rules resulting in loss, damage or injury to the Company, or if a participant makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Company or induces any principal for whom the Company or its subsidiaries acts as agent to terminate such agency relationship, neither the participant nor his or her estate shall be entitled to exercise any stock option or stock appreciation right whatsoever and the participant’s restricted stock or restricted stock unit agreement shall be terminated and cancelled. In addition, for any participant who is designated an “executive officer” by the Board of Directors, if the Committee determines that the participant engaged in an act of embezzlement, fraud or breach of fiduciary duty during the participant’s employment that contributed to an obligation to restate the Company’s financial statements (“Contributing Misconduct”), the participant shall be required to repay to the Company, in cash and upon demand, the Option Proceeds and/or Restricted Stock Proceeds, as applicable, resulting from the sale or other disposition (including to the Company) of shares issued or issuable upon exercise of a stock option or stock appreciation right or upon vesting of restricted stock or a restricted stock unit, as applicable, if the sale or disposition was effected during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial statements required to be restated. The term “Option Proceeds” means, with respect to any sale or other disposition (including to the Company) of shares issued or issuable upon exercise of an option or stock appreciation right, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the number of shares sold or disposed of multiplied by the difference between the market value per share at the time of such sale or disposition and the exercise price. The term “Restricted Stock Proceeds” means, with respect to any sale or other disposition (including to the Company) of restricted stock or a restricted stock unit, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the market value per share at the time of such sale or other disposition multiplied by the number of shares or units sold or disposed of. The return of Option Proceeds and/or Restricted Stock Proceeds is in addition to and separate from any other relief available to the Company due to the executive officer’s Contributing Misconduct. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all parties. For any participant who is an “executive officer,” the determination of the Committee shall be subject to the approval of the Board of Directors.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

1. Election of three directors:

NOMINEES FOR THREE-YEAR TERMS:

01 Frederick A. Ball

02 Nicholas Konidaris

03 Robert R. Walker

Instruction: To withhold authority to vote for any nominee write that nominee’s name(s) in this space:

FOR the nominees

listed to the left

(except as indicated

to the contrary)

WITHHOLD

AUTHORITY to vote

for all nominees listed

to the left

2. Approval of Amendment to 2004 Stock Incentive Plan.

3. Ratify the appointment of KPMG LLP as ESI’s

independent registered public accounting firm for the

10 month period ending March 29, 2008.

4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

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Date:

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

http://www.proxyvoting.com/esio

Use the internet to vote your proxy.

Have your proxy card in hand

when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to

vote your proxy. Have your proxy

card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials,

investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect®

at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

PROXY

ELECTRO SCIENTIFIC INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Electro Scientific Industries, Inc., an Oregon corporation (the “Company”), hereby appoints Nicholas Konidaris and Kerry L. Mustoe, and each of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual

Meeting of Shareholders (the “Annual Meeting”) to be held at 2:00 p.m. on Thursday, October 25, 2007 at the Company’s executive offices located at 13900 NW Science Park Drive, Portland, Oregon, and any adjournments or postponements thereof upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND

“FOR” PROPOSAL 3 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

The undersigned hereby acknowledges receipt of the Company’s Proxy Statement and hereby revokes any proxy or proxies previously given. (continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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You can now access your Electro Scientific Industries, Inc. account online.

Access your Electro Scientific Industries, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Electro Scientific Industries, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status • View payment history for dividends

View certificate history • Make address changes

View book-entry information • Obtain a duplicate 1099 tax form

Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

****TRY IT OUT****

www.melloninvestor.com/isd/

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163